UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Euronet Worldwide, Inc.
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EURONET WORLDWIDE, INC.
3500 COLLEGE BOULEVARD
LEAWOOD, KANSAS 66211
913-327-4200
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2016
Euronet Worldwide, Inc., a Delaware corporation (“Euronet,” the “Company,” “we” or “us”), will hold the Annual Meeting of our Stockholders (“Annual Meeting”) on Wednesday, May 18, 2016 at 1:00 p.m. (Central time) at Euronet’s corporate headquarters at 3500 College Boulevard, Leawood, Kansas 66211, USA, to consider and vote upon the following matters:

1.	Election of the Company’s three nominees for Director, each to serve a three-year term expiring upon the 2019 Annual Meeting or until a successor is duly elected and qualified;
2. Ratification of the appointment of KPMG LLP as Euronet’s independent registered public accounting firm for the year ending December 31, 2016;
3. Advisory vote to approve executive compensation;
4. Approval of the Company's Amended and Restated Executive Annual Incentive Plan; and
5. Consideration of such other business as may properly come before the meeting or any adjournment of the meeting.
Our Board of Directors has fixed the close of business on March 21, 2016, as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment of the meeting.
This year, the Company is again pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
You are cordially invited to attend the Annual Meeting in person. To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board,

Jeffrey B. Newman
Executive Vice President, General Counsel and Secretary
April 8, 2016

EURONET WORLDWIDE, INC.
3500 COLLEGE BOULEVARD
LEAWOOD, KANSAS 66211
913-327-4200
PROXY STATEMENT

2016 PROXY STATEMENT - SUMMARY
April 8, 2016
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION (see pages 5 - 9)

Meeting: Annual Meeting of Stockholders
Date: Wednesday, May 18, 2016
Time: 1:00 p.m., Central
Location: Euronet Worldwide, Inc., 3500 College Boulevard, Leawood, Kansas 66211
Record Date: March 21, 2016
Stock Symbol: EEFT
Exchange: NASDAQ
Common Stock Outstanding: 52,016,422 shares
State of Incorporation: Delaware
Year of Incorporation: 1996
Public Company Since: 1997
Corporate Headquarters: 3500 College Boulevard, Leawood, Kansas 66211
Corporate Website: www.euronetworldwide.com
Investor Relations Website: ir.euronetworldwide.com
Annual Report: ir.euronetworldwide.com/annuals.cfm

EXECUTIVE COMPENSATION (see pages 27 - 44)
CEO: Michael J. Brown (age 59; CEO since July 1994)
CEO 2015 Total Direct Compensation:
Base Salary: $750,000
Annual Performance Bonus: $1,875,000
Long-Term Incentives: $3,000,004

CORPORATE GOVERNANCE (see pages 12 - 16)
Director Nominees: 3

•	Michael J. Brown

•	Andrew B. Schmitt (Independent)

•	M. Jeannine Strandjord (Independent)
Director Term: Three years
Director Election Standard: Majority of votes cast
Board Meetings in 2015: 5
Standing Board Committees (Meetings in 2015):
Audit (4), Compensation (4), Nominating & Corporate Governance (1)
Corporate Governance Materials:
Ir.euronetworldwide.com/documents.cfm
Board Communication:
Ir.euronetworldwide.com/contactboard.cfm

OTHER ITEMS TO BE VOTED ON (see pages 17 - 26)

Advisory Vote to Approve Named Executive Officer Compensation
Ratification of Appointment of Independent Registered Public Accounting Firm (KPMG LLP)
Approval of Executive Annual Incentive Plan

VOTING GUIDELINES What am I being asked to vote on?	How does the Board of Directors recommend I vote?	On which pages of this Proxy Statement can I read more information before I vote?
Election of Michael J. Brown as a Director	FOR	17 - 19
Election of Andrew B. Schmitt as a Director	FOR	17 - 19
Election of M. Jeannine Strandjord as a Director	FOR	17 - 19
Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	20
Advisory Vote to Approve Named Executive Officer Compensation	FOR	21
Approval of Executive Annual Incentive Plan	FOR	22 - 26

GENERAL INFORMATION
Euronet has made these materials available to you on the internet or, upon your request, has delivered printed versions of these materials to you by mail in connection with the solicitation of proxies by our Board of Directors (the “Board”), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 18, 2016, at 1:00 p.m. (Central time), at Euronet’s corporate headquarters at 3500 College Boulevard, Leawood, Kansas 66211, USA, and at any postponement or adjournment of the meeting (the “Annual Meeting”).

Stockholders Entitled to Vote
Stockholders at the close of business on March 21, 2016 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. The Stockholders will be entitled to one vote for each share of common stock, par value $0.02 per share (the “Common Stock”), held of record at the close of business on the Record Date. To take action at the Annual Meeting, a quorum composed of holders of one-third of the shares of Common Stock outstanding must be represented by proxy or in person at the Annual Meeting. On March 21, 2016, there were 52,016,422 shares of Common Stock outstanding. No shares of preferred stock are outstanding.

How to Vote	Registered Stockholders. Registered Stockholders (that is, Stockholders who hold their shares directly with our stock registrar), can vote any one of four ways:

Via the Internet: www.proxyvote.com - Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

By Telephone: 1-800-690-6903 - Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or the meeting date. Have your proxy card in hand when you call and then follow the instructions.

By Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot at the meeting.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card.
Beneficial Stockholders. If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Notice and Access delivery of the proxy materials, and Internet and/or telephone voting, also will be offered to Stockholders owning shares through most banks and brokers. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it with you to the meeting.

Revoking Your Proxy or Changing Your Vote
You may change your vote at any time before the proxy is exercised. For registered Stockholders, if you voted by mail, you may revoke your proxy at any time before it is exercised by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless (1) you give proper written notice of revocation to the Secretary before the proxy is exercised, or (2) you vote by ballot at the meeting.
If you hold your shares beneficially, you must follow the specific directions provided to you by your bank, broker or other holder of record to change or revoke any voting instructions you have already provided. Alternatively, you may vote your shares by ballot at the meeting if you obtain a legal proxy from your bank, broker or other holder of record and bring it with you to the meeting.

Voting and Solicitation
Each share of Common Stock issued and outstanding as of the Record Date will have one vote on each of the matters presented herein. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting.
Pursuant to rules adopted by the Securities and Exchange Commission, we are making this Proxy Statement and our 2015 Annual Report available to Stockholders electronically via the Internet. On or before April 8, 2016, we mailed to our Stockholders of record the “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 18, 2016” (the “Notice”). All Stockholders will be able to access this Proxy Statement and our 2015 Annual Report on the website referred to in the Notice or request to receive printed copies of the proxy materials. Instructions on how to access the proxy materials on the Internet or request a printed copy may be found in the Notice. In addition, Stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage Stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.
We will treat shares that are voted “For,” “Against” or “Withheld From” a matter as being present at the meeting for purposes of establishing a quorum. We will treat abstentions and broker non-votes also as shares that are present and entitled to be voted for purposes of determining the presence of a quorum.

Election of Directors
In an uncontested election, a Director nominee must be elected by a majority of the votes cast, in person or by proxy, regarding the election of that Director nominee. A “majority of the votes cast” for the purposes of Director elections means that the number of votes cast “For” a Director nominee’s election exceeds the number of votes cast as “Withheld From” for that particular Director nominee. If an incumbent Director is not re-elected in an uncontested election and no successor is elected at the same meeting, the Director must submit an offer to resign.
In a contested election, which occurs when the number of Director nominees exceeds the number of open seats on the Board at any time before the meeting, Director nominees will be elected by a plurality of the shares represented at the meeting. A “plurality” means that the open seats on the Board will be filled by those Director nominees who received the most affirmative votes, regardless of whether those Director nominees received a majority of the votes cast with respect to their election.
At the Annual Meeting, the election of Directors is considered to be uncontested because we have not been notified of any other nominees as required by our Amended and Restated Bylaws (“Bylaws”). To be elected, each Director nominee must receive a majority of votes cast regarding that nominee. Abstentions will have no effect on the election of Directors.

Other Matters
All other matters will be determined by a vote of a majority of the shares present in person or represented by proxy and voting on such matters. Under Delaware law, abstentions are not considered votes cast and will have no effect on whether a matter is approved.

Broker Non-Votes
On certain routine matters, such as the ratification of the appointment of KPMG as our independent registered public accounting firm, if you do not provide instructions on how you wish to vote, your broker will be allowed to exercise discretion and vote on your behalf. Your broker is prohibited, however, from voting on other non-routine matters, which includes all of the proposals in this Proxy Statement other than the proposal to ratify the appointment of KPMG. Broker “non-votes” will occur when a broker does not receive voting instructions from a Stockholder on a non-routine matter or if the broker otherwise does not vote on behalf of the Stockholder. Broker non-votes will not count in determining the number of votes cast with respect to the election of Directors or a proposal that requires a majority of votes cast and, therefore, will not affect the outcome of the election of Directors or the voting on such a proposal.

Electronic Access to Proxy Materials and Annual Report

This Proxy Statement and our 2015 Annual Report are available on our website at ir.euronetworldwide.com/annuals.cfm. If you received paper copies of this year’s Proxy Statement and Annual Report by mail, you can elect to receive in the future an e-mail message that will provide a link to those documents on the Internet. By opting to access your proxy materials via the Internet, you will:

   • gain faster access to your proxy materials;

   • save us the cost of producing and mailing documents to you;

   • reduce the amount of mail you receive; and

  • help preserve environmental resources.

Stockholders who have enrolled in the electronic access service previously will receive their materials online this year.

Persons Making The Solicitation

Euronet is making all the solicitations in this Proxy Statement. We will bear the entire cost of this solicitation of proxies. Our Directors, officers, and employees, without additional remuneration, may solicit proxies by mail, telephone and personal interviews. We will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals.

WE WILL FURNISH ADDITIONAL COPIES OF THE ANNUAL REPORT TO STOCKHOLDERS, EXCLUDING EXHIBITS, WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO OUR GENERAL COUNSEL AND SECRETARY, JEFFREY B. NEWMAN, AT OUR ADDRESS SET FORTH HEREIN. WE WILL FURNISH EXHIBITS TO THE ANNUAL REPORT TO STOCKHOLDERS UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of the close of business on March 21, 2016 we had 52,016,422 shares of Common Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 21, 2016, held by: (i) each Euronet Director, nominee for Director and executive officer named in the summary compensation table, (ii) all Euronet Directors, nominees for Director and executive officers as a group, and (iii) each Stockholder known by Euronet beneficially to own more than 5% of our Common Stock.

	Beneficial Ownership
Stockholder	Number of Shares (1)	Percent of Outstanding
Directors and Named Executive Officers
Michael J. Brown(2)	2,732,312	5.2%
3500 College Boulevard
Leawood, KS 66211
Rick L. Weller(3)	484,110	*
Kevin J. Caponecchi(4)	248,094	*
Nikos Fountas(5)	81,660	*
Thomas A. McDonnell	71,327	*
Andrew B. Schmitt	61,651	*
Paul S. Althasen	44,330	*
Juan C. Bianchi(6)	38,537	*
M. Jeannine Strandjord(7)	36,847	*
Dr. Andrzej Olechowski	15,880	*
Mark R. Callegari	11,916	*
Eriberto R. Scocimara	8,413	*
All Directors, and Executive Officers as a Group (14 persons)(8)	3,933,142	7.3%
Five Percent Holders:
Waddell & Reed Financial, Inc.(9)	6,296,714	12.1%
6300 Lamar Avenue
Overland Park, KS 66202
BlackRock, Inc.(10)	3,411,612	6.6%
40 East 52nd St.
New York, NY 10022
The Vanguard Group(11)	3,530,494	6.8%
100 Vanguard Blvd.
Malvern, PA 19355
Janus Capital Management LLC(12)	2,740,719	5.3%
151 Detroit St.
Denver, CO 80206

_________

*	The percentage of shares of Common Stock beneficially owned does not exceed one percent of the shares outstanding of Common Stock.

(1)
Calculation of percentage of beneficial ownership includes the assumed exercise of options to purchase Common Stock by only the respective named Stockholder that are vested or that will vest within 60 days of March 21, 2016 and any restricted stock units owned by such person that will vest within 60 days of March 21, 2016.

(2)
Includes: (i) 782,253 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 21, 2016, (ii) 316,199 shares of Common Stock pledged to secure a loan, (iii) 34,000 shares of Common Stock held by Mr. Brown’s wife, (iv) 206,000 shares of Common Stock held by Mr. Brown’s wife as guardian for their children, and (v) 80,000 shares of Common Stock held for the benefit of Mr. Brown's children in four family trusts, of which Mr. Brown's spouse is the trustee.

(3)	Includes 346,369 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 21, 2016.

(4)	Includes 200,849 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 21, 2016.

(5)	Includes 68,076 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 21, 2016.

(6)	Includes 36,114 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 21, 2016.

(7)	Includes 2,000 shares held in Ms. Strandjord’s individual retirement account.

(8)	Includes 1,506,774 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 21, 2016.

(9)
This information was supplied on Schedule 13G/A filed with the SEC on February 12, 2016. These shares are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company, an investment subsidiary of Waddell & Reed Financial, Inc. or Waddell & Reed Investment Management Company, an investment advisory subsidiary of Waddell & Reed, Inc. Ivy Investment Management Company has sole voting and dispositive power with respect to 3,778,723 shares. Waddell & Reed Investment Management Company, Waddell & Reed, Inc. and Waddell & Reed Financial Services, Inc. may each be deemed to have sole voting and dispositive power with respect to 2,517,991 shares. Waddell & Reed Financial, Inc. may be deemed to have sole voting and dispositive power with respect to 6,296,714 shares.

(10)	This information was supplied on Schedule 13G/A filed with the SEC on February 10, 2016. BlackRock, Inc. has sole voting power over 3,294,786 shares and sole dispositive power over 3,411,612 shares.

(11)
This information was supplied on Schedule 13G/A filed with the SEC on February 10, 2016. The Vanguard Group has sole voting power over 112,955 shares and sole dispositive power over 3,417,839 shares. The Vanguard Group has shared voting power over 2,700 shares and shared dispositive power over 112,655 shares.

(12)	This information was supplied on Schedule 13G/A filed with the SEC on February 16, 2016. Janus Capital Management LLC has sole voting and dispositive power over 2,740,719 shares.

CORPORATE GOVERNANCE

Director Independence
The Board of Directors has determined that all of the non-employee Directors are “independent” under the listing standards of The Nasdaq Stock Market LLC.
As highly accomplished individuals in their respective industries, fields and communities, the non-employee Directors are affiliated with numerous corporations, educational institutions and charities, as well as civic organizations and professional associations, many of which have business, charitable or other relationships with the Company. The Board considered each of these relationships and determined that none of these relationships conflict with the interests of the Company or would impair the relevant non-employee Director’s independence or judgment.
In the event of Board-level discussions pertaining to a potential transaction, relationship or arrangement involving an organization with which a Director is affiliated, that Director would be expected to recuse himself or herself from the deliberation and decision-making process.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Board held five meetings during 2015. The Board has established an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee. During 2015, each Director attended at least 75% of the total number of meetings held by the Board and Board committees on which he or she served (during the period for which he or she was a Director).
Board Committee Membership
During 2015, the Board committee membership was as follows:

Director	Audit	Compensation	Nominating & Corporate Governance
Michael J. Brown*
Paul S. Althasen - I
Thomas A. McDonnell - I , L	M	M	M
Dr. Andrzej Olechowski - I		M	M
Eriberto R. Scocimara - I	M	M	C
Andrew B. Schmitt - I	M	C	M
M. Jeannine Strandjord - I	C	M	M
Mark R. Callegari - I	M	M	M
* Chairman of the Board C - Committee Chair M - Committee Member I - Independent Director L - Lead Director

Audit Committee
The Company has an Audit Committee established in accordance with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). The Audit Committee of the Board, composed solely of independent Directors, met four times in 2015. The following five Directors are members of the Audit Committee: M. Jeannine Strandjord, Chair, Thomas A. McDonnell, Eriberto R. Scocimara, Mark R. Callegari and Andrew B. Schmitt. The Audit Committee operates under a written charter adopted by the Board, which is published on Euronet’s website at http://ir.euronetworldwide.com/documents.cfm.
The Board has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for audit committee members in the Exchange Act and rules promulgated thereunder, as amended and incorporated into the listing standards of The Nasdaq Stock Market LLC.
The Board has determined that all of the members of the Audit Committee are “audit committee financial experts” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.
The Audit Committee has oversight responsibilities with respect to our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance. The Audit Committee is responsible for retaining, evaluating and monitoring our independent registered public accounting firm and for providing an audit committee report for inclusion in our Proxy Statement. The Audit Committee is also responsible for maintaining open communication among the Audit Committee, management and our outside auditors. However, the Audit Committee is not responsible for conducting audits, preparing financial statements, or assuring the accuracy of financial statements or filings, all of which is the responsibility of management and/or the outside auditors.
Compensation Committee
The Compensation Committee of the Board met four times in 2015 to determine policies regarding the compensation of our executives and to review, determine, and recommend to the full Board, as appropriate, the approval of the grant of options, restricted stock units and cash bonuses to our executives. The purpose of the Compensation Committee is to make determinations and recommendations, as appropriate, to the Board with respect to the compensation of our Chief Executive Officer and other senior executive officers. Andrew B. Schmitt, Chair, Thomas A. McDonnell, M. Jeannine Strandjord, Dr. Andrzej Olechowski, Eriberto R. Scocimara and Mark R. Callegari are the current members of the Compensation Committee. The Board has determined that all the members of the Compensation Committee are (i) independent as defined under the independence standards of the listing standards of the Nasdaq Stock Market LLC both for directors generally and those applicable to members of the Compensation Committee, (ii) “non-employee” directors under Section 16 rules, and (iii) “outside directors” for purposes of Internal Revenue Code Section 162(m).
The Compensation Committee performs its functions and responsibilities pursuant to a written charter adopted by our Board, which is published on Euronet’s website at http://ir.euronetworldwide.com/documents.cfm.
Its charter authorizes our Compensation Committee to delegate its responsibilities to one or more subcommittees or Directors, in accordance with restrictions set forth in the charter. Under the terms of our incentive plans, our Compensation Committee is authorized to administer the plans and may delegate its authority under such plans to another committee of the Board or a Director.
Our human resources department supports the Compensation Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering the day-to-day ministerial aspects of our compensation and benefits plans.
Annual Process for Determining Compensation of Executive Officers
As further described in the “Compensation Discussion and Analysis,” our Compensation Committee, together with senior management and outside consultants engaged by the Compensation Committee, conducts an annual review of our overall compensation program for executive officers. With respect to executive officer compensation, our Compensation Committee reviews each of the key components of compensation - base salary and short- and long-term incentives, both within Euronet and as compared to peers and survey data to determine whether each of these components is consistent with our compensation philosophy and its related goals and objectives. Upon the recommendation of our Chief Executive Officer with respect to the compensation of each executive officer who directly reports to him, and, based on the findings of any outside consultants that may be engaged to assist in this review, our Compensation Committee determines or recommends to the full Board, as appropriate, the compensation for all key executives, including our Chief Executive Officer. Executive officers are not involved in proposing or seeking approval for their own compensation.
Process for Determining Non-Employee Director Compensation
Our Compensation Committee makes recommendations to the full Board about Board compensation and benefits for non-employee Directors, including cash, equity-based awards and other compensation. In making recommendations about non-employee Director compensation, our Compensation Committee seeks advice from outside compensation consultants who are retained by the committee to, among other functions: (i) conduct a competitive assessment of non-employee Director compensation compared to competitive practice, (ii) inform the committee of emerging trends in director pay practices, (iii) advise on stock ownership guidelines for non-employee Directors, and (iv) assess the amount of compensation that is adequate to compensate our Directors for their time and effort with respect to Board obligations. If, after the periodic review of non-employee Director compensation by our Compensation Committee, the committee determines that any changes should be made to such program, it will recommend such changes to our Board for approval.
Outside Executive Compensation Consultants
The Compensation Committee directly retained AON Hewitt as its outside compensation consultant for 2015. AON Hewitt assisted the Compensation Committee and performed functions in connection with executive compensation matters for the Compensation Committee including: (i) conducting a competitive assessment of key executives’ total direct compensation (e.g., sum of base salary, annual bonus and long-term incentive opportunity), (ii) evaluating appropriateness of annual incentive plan targets and standards, (iii) assessing whether the structure (the mix of cash and equity compensation, as well as annual and long term incentives) is appropriate and competitive, (iv) comparing Euronet’s annual share utilization and earnings per share dilution for equity-based compensation to competitive practices and institutional investor guidelines, (v) comparing Euronet’s expense for stock-based compensation to its peer companies, (vi) advising the Compensation Committee regarding design changes to compensatory programs and the development of new programs based on strategic goals, competitive assessment, regulatory changes and risk management, (vii) informing the Compensation Committee of emerging trends in executive compensation, the institutional investor climate and corporate governance and accounting developments, (viii) providing and periodically advising on stock ownership or retention guidelines for senior executives, and (ix) providing the Compensation Committee with regular updates regarding changes in regulatory and legislative developments.
The Compensation Committee assessed the independence of AON Hewitt pursuant to Nasdaq's rules and concluded that no conflict of interest exists that would prevent AON Hewitt from independently advising the Committee.
Compensation Policies and Practices as They Relate to Risk Management
Together with management, the Compensation Committee considered the design and operation of the Company’s compensation arrangements, including the performance objectives and target levels used in connection with incentive awards and evaluated the relationship between the Company’s risk management and these arrangements. The Compensation Committee believes that the Company’s compensation policies and practices do not encourage unnecessary or excessive risk taking and that any risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.
Nominating & Corporate Governance Committee
The Nominating & Corporate Governance Committee met once in 2015. It also met in February 2016 to evaluate the performance of the Board during 2015 and consider nominees for election at the Annual Meeting. Eriberto R. Scocimara, Chair, Andrew B. Schmitt, M. Jeannine Strandjord, Andrzej Olechowski, Thomas A. McDonnell and Mark R. Callegari are the current members of the Nominating & Corporate Governance Committee. The Board has determined that all of the members of the Nominating & Corporate Governance Committee are independent as defined under the general independence standards of the listing standards of The Nasdaq Stock Market LLC.
The Nominating & Corporate Governance Committee performs the functions of a nominating committee. The Nominating & Corporate Governance Committee’s charter describes the committee’s responsibilities, including developing corporate governance guidelines and seeking, screening and recommending Director candidates for nomination by the Board. This charter is published on our website at http://ir.euronetworldwide.com/documents.cfm under the Corporate Governance menu. Euronet’s Corporate Governance Guidelines contain information regarding the selection, qualification and criteria for Director nominees and the composition of the Board, and are published on Euronet’s website at http://ir.euronetworldwide.com/documents.cfm.
The Nominating & Corporate Governance Committee evaluates each Director in the context of the Board as a whole, with the objective of recommending a Director who can best perpetuate the success of the business and represent Stockholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas. The Nominating & Corporate Governance Committee considers the experience, qualifications, attributes and skills of each director and nominee, including the person’s particular areas of expertise and other relevant qualifications, and the interplay of such experience, qualifications, attributes and skills with the Board as a whole. As determining the specific qualifications or criteria against which to evaluate the fitness or eligibility of potential Director candidates is necessarily a dynamic and an evolving process, the Board believes that it is not always in the best interests of Euronet or its Stockholders to attempt to create an exhaustive list of such qualifications or criteria. Appropriate flexibility is needed to evaluate all relevant facts and circumstances in context of the needs of the Board and Euronet at a particular point in time. Accordingly, the Nominating & Corporate Governance Committee reserves the right to consider those factors as it deems relevant and appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other potential Director candidates. The committee does not have a policy concerning diversity but it believes that the above criteria will lead the committee to consider diversity in its various forms (including diversity of age, experience, background and perspective) in selecting director candidates. In determining whether to recommend a Director for re-election, the Nominating & Corporate Governance Committee also considers the Director’s past attendance at meetings and participation in and contributions to the activities of the Board.
As general guidelines, members of the Board and potential Director candidates for nomination to the Board will be persons with appropriate educational background and training and who:

•	have personal and professional integrity;

•	act in a thorough and inquisitive manner;

•	are objective;

•	have practical wisdom and mature judgment;

•	have demonstrated the kind of ability and judgment to work effectively with other members of the Board to serve the long-term interests of the Stockholders;

•	have a general understanding of management, marketing, accounting, finance and other elements relevant to Euronet’s success in today’s business environment;

•	have financial and business acumen, relevant experience, and the ability to represent and act on behalf of all Stockholders;

•	are willing to devote sufficient time to carrying out their duties and responsibilities effectively, including advance review of meeting materials; and

•	are committed to serve on the Board and its committees for an extended period of time.
In addition, we do not permit any new Directors nominated by the Board (a) who serve as a member of Euronet’s Audit Committee to serve on the audit committee of more than two other boards of public companies, (b) who serve as chief executive officers or in equivalent positions of other public companies to serve on more than two boards of public companies in addition to the Board, and (c) generally to serve on more than four other boards of public companies in addition to the Board. These policies were adopted in November 2003 and the Board determined that they would not be applied to Directors who were serving on the Board at that time, unless the Board considers that failure to comply is impairing the quality of a Director’s service on the Board.
The Board values the contributions of a Director whose years of service has given him or her insight into Euronet and its operations and believes term limits are not necessary.
Director Candidate Recommendations and Nominations by Stockholders
The Nominating & Corporate Governance Committee’s charter provides that the Nominating & Corporate Governance Committee will consider Director candidate recommendations by Stockholders. Director candidates recommended by Stockholders are evaluated in the same manner as candidates recommended by the Nominating & Corporate Governance Committee. Stockholders should submit any such recommendations to the Nominating & Corporate Governance Committee through the method described under “Other Matters - Recommendations or Nominations of Individuals to Serve as Directors” below. In addition, in accordance with Euronet’s Bylaws, any Stockholder of record entitled to vote for the election of Directors at the applicable meeting of Stockholders may nominate persons for election to the Board of Directors if such Stockholder complies with the notice procedures set forth in the Bylaws and summarized in “Other Matters - Deadline to Propose or Nominate Individuals to Serve as Directors” below.
Lead Independent Director
Under the Company’s Corporate Governance Guidelines, the Board annually selects a Lead Independent Director. The principal responsibilities of the Lead Independent Director are to call for and conduct executive sessions of the Board, serve as liaison between the Chairman of the Board and the independent Directors, approve meeting agendas and schedules for Board meetings, recommend matters to the Chairman for consideration by the Board and be available for consultation and direct communication with Stockholders and all interested parties. A full list of the roles and responsibilities is included in the Company’s Corporate Governance Guidelines.
The Board believes that the existence of a Lead Independent Director enhances coordination of decision-making among the independent Directors and communication between them and the Chairman, and provides a single point of contact for Stockholders and other outside parties to communicate with the Board. Thomas A. McDonnell has acted as the Lead Independent Director since September 2014.
Combined CEO and Chairman Role
Michael J. Brown currently serves as both Chairman of the Board of Directors and Chief Executive Officer and President of the Company. The Nominating & Corporate Governance Committee and the Board have considered the advantages and disadvantages of the combination of these two roles and consider it appropriate to maintain the combined roles. In particular, the Board has concluded that this structure promotes unified leadership and direction for the Company and provides a single, clear focus for the chain of command to execute the Company’s business plans and strategies.
Risk Oversight
The Board has delegated oversight of Euronet’s risk management efforts to the Audit Committee. The Audit Committee’s role in risk oversight includes reviewing information provided by members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal, regulatory, strategic and reputational risks. The Audit Committee uses such information to understand the Company’s risk identification, risk management and risk mitigation strategies. The Board believes that risk management is an integral part of Euronet’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.
Part of the Audit Committee’s responsibilities, as set forth in its charter, is to review with corporate management, the independent auditors and the internal auditors, if applicable, any legal matters, risks or exposures that could have a significant impact on the financial statements and the steps management has taken to minimize the Company’s exposure. The Company’s management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Audit Committee regularly reports to the full Board.

Communications with the Board of Directors
The Board has approved a formal policy for Stockholders to send communications to the Board or its individual members. Stockholders can send communications to the Board and specified individual Directors by mailing a letter to the attention of the Board or a specific Director (c/o the General Counsel) at Euronet Worldwide, Inc., 3500 College Blvd., Leawood, Kansas 66211 or by sending an email to directors@eeft.com.
Upon receipt of a communication for the Board or an individual Director, the General Counsel will promptly forward any such communication to all the members of the Board or the individual Director, as appropriate. If a communication to an individual Director deals with a matter regarding Euronet, the General Counsel will forward the communication to the entire Board, as well as the individual Director. Neither the Board nor a specific Director is required to respond to Stockholder communications and when responding shall do so only in compliance with the Corporate Governance Guidelines.
Director Attendance at Annual Meeting
Euronet has a policy encouraging its Directors to attend the Annual Meeting of Stockholders. Two Directors, Michael J. Brown and Mark R. Callegari, attended our 2015 Annual Meeting.
Code of Conduct
The Board has adopted a Code of Business Conduct & Ethics for Directors, Officers and Employees (the “Code of Conduct”) that applies to all of our employees and Directors, including the Chief Executive Officer, the Chief Financial Officer and the Controller. The Code of Conduct is available on Euronet’s website at http://ir.euronetworldwide.com/documents.cfm. Any amendment to or waiver of the Code of Conduct will be filed on Form 8-K or posted on our website.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Directors are as follows:

Name	Age	Position	Term Expires
Michael J. Brown	59	Chairman, Chief Executive Officer and Class I Director	2016
Andrew B. Schmitt	67	Class I Director	2016
M. Jeannine Strandjord	70	Class I Director	2016
Dr. Andrzej Olechowski	69	Class II Director	2017
Eriberto R. Scocimara	80	Class II Director	2017
Mark R. Callegari	60	Class II Director	2017
Paul S. Althasen	51	Class III Director	2018
Thomas A. McDonnell	70	Class III Director	2018

Classified Board
We currently have eight Directors divided among three classes as described above.
The Board has determined that all of the Directors, other than Mr. Brown, are independent Directors as defined in the listing standards for The Nasdaq Stock Market LLC.
Three Class I Directors are to be elected at the Annual Meeting for three-year terms ending at the Annual Meeting of Stockholders in 2019. The Board has nominated Michael J. Brown, Andrew B. Schmitt and M. Jeannine Strandjord for election as Class I Directors. Unless otherwise instructed, each valid proxy will be voted for Ms. Strandjord and Messrs. Brown and Schmitt. Each of the Class I nominees has consented to serve as a Director of Euronet. If a nominee is unable or subsequently declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any alternative nominee who shall be designated by the present Board to fill the vacancy. We are not aware of any reason why Ms. Strandjord and Messrs. Brown and Schmitt will be unable or will decline to serve as a Director.
Nominees for Election at the Annual Meeting
The following is a brief description of the business experience of each nominee for Director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should continue to serve as a Director for the Company, in light of the Company’s business and structure.
MICHAEL J. BROWN is one of the founders of Euronet and has served as our Chairman of the Board and Chief Executive Officer since 1996 and as our President since December 2014. He also served as our President from December 11, 2006 to June 11, 2007. He founded our predecessor in 1994 with Daniel R. Henry, our former President and Chief Operating Officer. Mr. Brown has been a Director of Euronet since our incorporation in December 1996 and previously served on the boards of Euronet’s predecessor companies. In 1979, Mr. Brown co-founded Innovative Software, Inc., a computer software company that was merged in 1988 with Informix. Mr. Brown served as President and Chief Operating Officer of Informix from February 1988 to January 1989. He served as President of the Workstation Products Division of Informix from January 1989 until April 1990. In 1993, Mr. Brown was a founding investor of Visual Tools, Inc. Visual Tools, Inc. was acquired by Sybase Software in 1996. Mr. Brown was formerly a director of Blue Valley Ban Corp. and Nexxus Lighting, Inc. Mr. Brown received a B.S. in electrical engineering from the University of Missouri-Columbia in 1979 and a M.S. in molecular and cellular biology at the University of Missouri-Kansas City in 1997.
In selecting Mr. Brown as a nominee for Director, the Board considered his deep commitment to the success of the Company (demonstrated in particular by his long-term stock holdings), his extensive experience as the founder of the Company and the initiator of each of the business lines of the Company, and the strategic, business and financial skills and knowledge he brings to his position as Director. Through his management of the Company since its inception, Mr. Brown has acquired a unique knowledge of the financial transaction processing industry in the markets in which the Company operates.
ANDREW B. SCHMITT has served on our Board since September 24, 2003. Mr. Schmitt served as President and Chief Executive Officer of Layne Christensen Company from October 1993 until his retirement on January 31, 2012. For approximately two years prior to joining Layne Christensen Company, Mr. Schmitt was a partner in two privately owned hydrostatic pump and motor manufacturing companies and an oil and gas service company. He served as President of the Tri-State Oil Tools Division of Baker Hughes Incorporated from February 1988 to October 1991. Currently, Mr. Schmitt serves on the board of directors of FreightCar America, Inc., where he chairs the Compensation Committee and is a member of the Nominating and Corporate Governance Committee. Mr. Schmitt served as a director of Layne Christensen Company until his retirement in 2012. Mr. Schmitt holds a bachelor of science degree from the University of Alabama School of Commerce and Business.
In selecting Mr. Schmitt as a nominee for Director, the Board considered his extensive financial, business and management experience and skills, including in particular, valuable knowledge and experience acquired from managing an international business that, like the Company, operated in many developing markets during his tenure.
M. JEANNINE STRANDJORD, CPA, has over 40 years of financial management experience and was employed in three different and diverse industries after starting in public accounting on the audit staff of Ernst and Whinney in 1968. For 20 years, beginning in 1985, she held several senior financial and related senior management roles at Sprint Corporation. She managed the successful transformation and restructuring of Sprint as Chief Integration Officer from 2003 until 2005 when she retired. She was Senior Vice President and Chief Financial Officer of Global Solutions, a $9 billion division, from 1998 until 2003 and was Controller and then Treasurer for Sprint Corporation from 1986 to 1998. Ms. Strandjord has been a director of American Century Mutual Funds (for six registered investment companies) since 1994. From 1996 through May 2012, she was a director of DST Systems, Inc., where she sat on the Governance and Nominating Committee, the Compensation Committee (which she chaired until 2011) and the Audit Committee (which she chaired from 2011-2012). She joined the Board of the Ewing Marion Kauffman Foundation in January 2012 and chairs the Compensation Committee. She was a trustee for Rockhurst University for nine years and served on the Heartland Board of the National Association for Corporate Directors which she chaired for two terms. She is also on the Board and is Treasurer of the Greater Kansas City Community Foundation and the Truman Library. She joined the Board of MGP Ingredients in 2013 and chairs the Audit Committee and is on the Board of J.E. Dunn Construction Corp., a private company. Ms. Strandjord has been a director of the Company since 2001 and is currently the Chairman of the Audit Committee and sits on the Compensation Committee and Nominating & Corporate Governance Committee and served as Lead Independent Director from 2010 until September 2014. Ms. Strandjord holds a bachelor's degree in accounting and business administration from the University of Kansas.
In selecting Ms. Strandjord as a nominee for Director, the Board considered her experience on the boards of various other public companies, as well as an extensive background in finance, corporate governance, restructuring, talent management, and compensation and benefits.

Other Directors
The following is a brief description of the business experience of each of our other Directors whose term of office will extend beyond 2016, and a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the other Directors are qualified for service as a Director of the Company, in light of the Company’s business and structure. Except for Mr. Callegari, all of these Directors have served on our Board for at least five years.
DR. ANDRZEJ OLECHOWSKI has served on our Board since May 2002. He previously served as a Director of Euronet from its incorporation in December 1996 until May 2000. From 2005 until 2009 when he retired, Dr. Olechowski was the President of Conseil DG, a Polish consulting company. From 1995 until 2008, Dr. Olechowski served as a Senior Advisor for Central Europe Trust, Poland, a consulting firm. He has held several senior positions with the Polish government: from 1993 to 1995, he was Minister of Foreign Affairs and in 1992 he was Minister of Finance. From 1992 to 1993, and again in 1995, he served as economic advisor to President Lech Walesa. From 1991 to 1992, he was Secretary of State in the Ministry of Foreign Economic Relations and from 1989 to 1991 he was Deputy Governor of the National Bank of Poland. From May 1998 to June 2000, Dr. Olechowski served as the Chairman of Bank Handlowy w Warszawie S.A. (Poland). Until April 2009, Dr. Olechowski sat on the Supervisory Board of Vivendi (France) and currently sits on the Supervisory Board of Bank Handlowy w Warszawie S.A. and the boards of various charitable and educational foundations. Dr. Olechowski is currently a Professor at Visula University. He received a Ph.D. in Economics in 1979 from the Central School of Planning and Statistics in Warsaw.
The Board considers as particularly valuable Dr. Olechowski’s considerable stature in Polish government and business, his extensive business connections in and knowledge of the banking industry in Poland and Central Europe (which have historically been among the Company’s most important markets in the electronic funds transfer division), as well as his experience as a consultant and member of other boards with respect to the strategic and market factors affecting the Company’s business.
ERIBERTO R. SCOCIMARA has been a Director of Euronet since its incorporation in December 1996 and previously served on the boards of Euronet’s predecessor companies. From April 1994 through its liquidation in 2011, Mr. Scocimara served as President and Chief Executive Officer of the Hungarian-American Enterprise Fund (“HAEF”), a private company that was funded by the U.S. government and invested in Hungary. Since 1984, Mr. Scocimara has also been the President of Scocimara & Company, Inc., an investment management company. Mr. Scocimara is currently a director and chairman of the audit committee of ARC Document Solutions, Inc. and several privately owned companies. He has a Licence de Science Economique from the University of St. Gallen, Switzerland, and an M.B.A. from Harvard University.
The Board considers as particularly valuable Mr. Scocimara’s extensive financial and business experience acquired through his participation on other boards and committees and management of a Central European investment fund. These qualities as well as his broad range of business contacts and knowledge of Central Europe are considered particularly valuable by the Board.
MARK R. CALLEGARI has served on our Board since September 2014. Mr. Callegari is the Founder and Chief Executive Officer of Callegenix, LLC, an industry leader in lighting control and microprocessing systems founded in 1999. In 2002, Mr. Callegari founded LightWild LLC and served as its Chairman until 2013. In 2002, Mr. Callegari founded and served as Chairman of Animated Lighting, Inc., until its sale in 2005. In 1998, Mr. Callegari founded Tidestone Technologies and served as its Chairman until 2001. In 1979, Mr. Callegari co-founded Innovative Software, Inc., a computer software company that was merged in 1988 with Informix. Mr. Callegari served as Executive Vice President of Informix from 1988 to 1992. Mr. Callegari received a Bachelor of Science degree from Rockhurst University and is the holder of two patents on the process of illuminating building facades.
The Board considers as particularly valuable Mr. Callegari’s talent as a proven entrepreneur with valuable insight and his experience in developing industry leading technology and software solutions.
PAUL S. ALTHASEN has served on our Board since May 2003. He joined Euronet in February 2003 in connection with Euronet’s acquisition of e-pay Limited, a UK company. Mr. Althasen served as Executive Vice President of Euronet until his resignation on April 2, 2012. Mr. Althasen is a co-founder and former CEO and Co-Managing Director of e-pay, and he was responsible for the strategic direction of e-pay from its formation in 1999 until April 2012. From 1989 to 1999, Mr. Althasen was a co-founder and Managing Director of MPC Mobile Phone Center, a franchised retailer of cellular phones in the UK. Previously, Mr. Althasen worked for Chemical Bank in London where he traded financial securities. Mr. Althasen currently serves as a director of Evolve Telecom Ltd. and Lodwick Homes Ltd. Mr. Althasen has a B.A. (Honors) degree in business studies from the City of London Business School.
The Board considers as particularly valuable Mr. Althasen's broad first-hand knowledge and experience in the prepaid payments industry in Western Europe and especially in the UK.
THOMAS A. MCDONNELL has been a Director of Euronet since its incorporation in December 1996 and he previously served on the boards of Euronet’s predecessor companies. He has served as Lead Independent Director since September 2014. From October 1984 until September 12, 2012, he served as Chief Executive Officer of DST Systems, Inc., a former Stockholder of Euronet. From September 12, 2012 through December 31, 2012, he served as non-executive Chairman of DST Systems, Inc. From 1973 to September 1995, he served as Treasurer of DST Systems, Inc. Until his retirement on December 31, 2014, Mr. McDonnell was President and Chief Executive Officer of the Ewing Marion Kauffman Foundation. Mr. McDonnell is currently a director of Blue Valley Bancorp, as well as Kansas City Southern, where he is a member of the Audit Committee. Mr. McDonnell has a B.S. in Accounting from Rockhurst College and an M.B.A. from the Wharton School of Finance.
The Board considers as particularly valuable Mr. McDonnell 's many years of experience in management of a public company in the transaction processing industry and participation on other company boards, whereby Mr. McDonnell has acquired extensive financial, accounting and management experience and substantive business knowledge. These qualities, as well as the knowledge of the Company’s business gained from his participation on the Board since the Company’s inception, are considered particularly valuable by the Board.

Required Vote and Board Recommendation
Election of the Company’s three nominees for Director requires each Director nominee to receive the affirmative vote of a majority of the votes cast in person or represented by proxy at the Annual Meeting regarding the election of such Director nominee.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MICHAEL J. BROWN, ANDREW B. SCHMITT AND M. JEANNINE STRANDJORD AS CLASS I DIRECTORS OF EURONET.

PROPOSAL 2
RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2016
We are requesting our Stockholders ratify the selection by our Audit Committee of KPMG LLP as Euronet’s independent registered public accounting firm for 2016. KPMG LLP will audit the consolidated financial statements of Euronet and its subsidiaries for 2016, review certain reports we will file with the SEC, audit the effectiveness of our internal control over financial reporting, provide our Board and Stockholders with certain reports, and provide such other services as our Audit Committee and its Chairperson may approve from time to time.
KPMG LLP served as our independent registered public accounting firm for 2015, and performed professional services for us as described below in the “Audit Matters” section. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions. Although our Audit Committee has selected KPMG LLP, it nonetheless may, in its discretion, terminate KPMG’s engagement and retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in the best interests of Euronet and its Stockholders.
Required Vote and Board Recommendation
Approval of the ratification of KPMG LLP as our independent registered public accounting firm for 2016 requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and voting on this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2016.

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our Stockholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in detail below under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed (i) to align the interests of executive management and Stockholders by making individual compensation dependent upon achievement of financial goals and by providing long-term incentives through our equity-based award plans, and (ii) to provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to our long-term success. The overall compensation program is designed to reward a combination of strong individual performance, strong performance by Euronet in meeting its long-term strategic goals and stock price appreciation.
Our compensation package for executive officers consists of a balance of base salary, certain employee benefits, annual bonuses under our Executive Annual Incentive Plan, performance based equity grants and limited perquisites or other benefits. To serve the best interests of Stockholders, the Compensation Committee follows an executive compensation philosophy that emphasizes performance-based compensation. This philosophy also aligns the economic interests of executive officers and Stockholders by ensuring that nonvested performance-based equity incentive awards represent a substantial portion of an executive officer’s total compensation package. The Compensation Committee periodically reviews our executive compensation practices to ensure they achieve our desired goals.
At last year’s annual meeting, a substantial majority of the votes cast on the advisory vote on executive compensation were in favor of the Company’s named executive officer compensation for 2014. We are asking our Stockholders to again indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our Stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our Stockholders to approve, on an advisory basis, the following resolution:
“RESOLVED, that the Company’s Stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and Compensation Committee value the opinions of our Stockholders and will consider the outcome of the vote when making future executive compensation decisions.

THE BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND RELATED NARRATIVE DISCLOSURE.

PROPOSAL 4
APPROVAL OF THE AMENDED AND RESTATED
EURONET EXECUTIVE ANNUAL INCENTIVE PLAN

In 2006, our Board of Directors adopted the Euronet Executive Annual Incentive Plan (the “Performance Plan”). The Performance Plan has been designed and structured so as to increase the likelihood that amounts paid under the Performance Plan will be “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). The Performance Plan is intended to enable us to exclude compensation payable under the Performance Plan from the deduction limitations of Section 162(m), which generally precludes a deduction for compensation paid to a public company’s chief executive officer and next three highest compensated executive officers, other than Euronet’s Chief Financial Officer, employed with the public company on the last day of the company’s tax year to the extent compensation for a taxable year to any such individual exceeds $1 million. The purposes of the Performance Plan are to promote our success; to provide designated executive officers with an opportunity to receive incentive compensation dependent on that success; to attract, retain and motivate such individuals; and to provide awards that are “qualified performance-based” compensation under Section 162(m).
In 2011, we obtained Stockholder approval of the Performance Plan, in part for reasons related to Section 162(m) and the regulations promulgated thereunder.  The Stockholder approval we obtained in 2011 should allow compensation related to compensation under the Performance Plan to qualify for the performance-based compensation exception to Section 162(m).  Section 162(m) allows certain forms of performance-based compensation to continue qualifying for the performance-based compensation exception only if stockholders approve certain material terms of the performance-based compensation every five years.  Five years have elapsed since stockholder approval of the Performance Plan in 2011 and we are resubmitting an expanded and updated list of performance goal terms and conditions to stockholders. In addition, the Board has approved, subject to Stockholder approval, an increase in the limit on the maximum amount payable under the Performance Plan in any calendar year from the lesser of 600% of base annual salary or $6,000,000 to the lesser of 600% of base annual salary or $9,000,000. At present, the Board has no intention to pay bonuses equal to the proposed maximum individual limit, but desires the flexibility to pay bonuses in excess of the current limits under the Performance Plan should the Board determine doing so is in the best interests of Euronet and our Stockholders in the future. The Board intends to continue to establish challenging performance targets for executives to earn a target bonus. Approval of the amended and restated Performance Plan is intended to allow us to apply the performance-based compensation exception to Section 162(m). There can be no guarantee, however, that amounts payable under the Performance Plan will be treated as qualified performance-based compensation under Code Section 162(m). In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.
Our Board of Directors has determined to submit the proposed amended and restatement of the Performance Plan to Stockholders for their approval at this year's Annual Meeting in order to attempt to maximize, to the extent reasonably practicable, the tax deductibility of amounts payable under the Performance Plan. If the Stockholders approve the amended and restated Performance Plan, the amounts paid to employees and executive officers pursuant to the plan in forthcoming periods, including at the end of 2016, may be eligible to be fully tax-deductible to Euronet, generating substantial after-tax savings.
However, while the Compensation Committee and the Board consider the deductibility of payments and benefits under the Performance Plan as one factor in determining executive compensation, the Compensation Committee and the Board also consider other factors in approving compensation and retain the flexibility to grant awards and make payments that they determine to be consistent with Euronet's goals for its executive compensation program even if the award or payment is potentially not deductible by Euronet for tax purposes.
General Description of the Performance Plan
The following description is a summary of the significant provisions of the Performance Plan as proposed to be amended and restated. This description highlights only certain substantive provisions of the Performance Plan and is qualified in its entirety by reference to the full text of the Performance Plan, which is attached hereto as Appendix B and incorporated herein by reference.

Eligibility
Only those executive officers who are selected by the Compensation Committee of our Board of Directors are eligible to participate in the Performance Plan.
Modifications
Our Board of Directors reserves the right to amend or terminate the Performance Plan at any time. However, unless otherwise prohibited by applicable law, any amendment required to conform the Performance Plan to the requirements of Section 162(m) may be made by our Compensation Committee. No amendment may increase the maximum award payable under the Performance Plan without stockholder approval or otherwise be effective without stockholder approval if such approval is necessary so that awards will be “qualified performance-based compensation” under Section 162(m).
Administration
The Performance Plan must be administered by a committee or subcommittee of our Board of Directors designated by it to administer the Performance Plan that consists of not less than two Directors, each of whom is intended to be an “outside director” within the meaning of Section 162(m). The Compensation Committee of our Board of Directors satisfies this requirement and will administer the Performance Plan.
Tax Law Requiring Stockholder Approval
Section 162(m) provides that a publicly-traded company will not be able to deduct for federal income tax purposes any compensation in excess of $1 million paid by it in any one year to any “covered employee” of the company, subject to certain exemptions. “Covered employees” are essentially the individuals who were, at the end of the fiscal year, our Chief Executive Officer and our three other most highly compensated executive officers, other than the Chief Financial Officer. The annual compensation that is counted under Section 162(m) for purposes of the $1 million limit includes, among other things, base salary and cash bonuses. However, various forms of compensation are exempt from Section 162(m)’s general limitation on deductible compensation, including performance-based compensation paid under stockholder-approved plans that meet certain criteria. We believe that the Performance Plan meets these criteria.
Performance Measures and Goals
Payment of compensation to participants is conditioned upon the attainment of pre-established performance goals measured over a performance period designated by the Compensation Committee. A performance period may be one or more periods of time over which the attainment of one or more performance goals will be measured for purposes of determining a participant's right to payment in respect of an award under the Performance Plan. The performance goals applicable to a performance period must be established in writing by the Compensation Committee no later than the earlier of (i) 90 days after the start of the performance period, or (ii) the date upon which 25% of the performance period has elapsed.
Incentive goals will be based upon the attainment of one or more of the following business criteria, and may be established on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, for Euronet as a whole or any of our subsidiaries, operating divisions, departments or other operating units and, where applicable, in the aggregate or on a per-share basis:
(i)    Earnings measures, including earnings per share, constant currency cash earnings, earnings before interest, earnings before interest and taxes, earnings before interest, taxes, and depreciation, earnings before interest, taxes, depreciation, and amortization, GAAP earnings, or diluted GAAP earnings;
(ii)    Net income or loss;
(iii)    Cash available for distribution;
(iv)    Cash flow provided by operations;
(v)    Free cash flow;
(vi)    Reductions in expense levels or expense management;

(vii)    Operating and maintenance cost management and employee productivity;
(viii)    Stockholder returns (including return on assets, investments, equity, or gross sales);
(ix)    Return measures (including return on assets, equity, or sales);
(x)    Share price (including attainment of a specified per-share price during the Incentive Period; growth measures and total stockholder return or attainment by the shares of a specified price for a specified period of time);
(xi)    Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;
(xii)    Achievement of business or operational goals such as market share and/or business development;
(xiii)    Market share;
(xiv)    Gross margin;
(xv)    Operating profit;
(xvi)    Operating income; and/or
(xvii)    Growth or rate of growth of any of the above business criteria.
The above-listed applicable incentive goals may be applied on a pre- or post-tax basis; and our Compensation Committee may, when the applicable incentive goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives or be adjusted to take into account one or more of the following:

1.	gains or losses from discontinued operations,

2.	extraordinary gains or losses,

3.	gains or losses on the sale of assets,

4.	gains or losses from the cancellation of debt,

5.	gains or losses on earn-out true-ups,

6.	non-cash gains or losses,

7.	non-cash interest expense,

8.	non-cash income tax expense,

9.	impacts of restructurings or reorganizations,

10.	goodwill impairment charges or other impairment charges,

11.	the cumulative effect of accounting changes,

12.	shares potentially issuable in settlement of convertible bonds or other obligations,

13.	impacts of acquisitions or divestitures,

14.	regulatory imposed expenses, including taxes, not assignable to customers,

15.	separation, and/or integration charges and costs,

16.	foreign exchange impacts,

17.	impacts of settlements, including sales and use tax settlements;

18.	gains or losses on nonmonetary transactions,

19.	regulatory, card organization or mobile operator imposed rate reductions not assignable to customers and/or retailers,

20.	stock-based compensation expense,

21.	debt extinguishment and related costs,

22.	acquired intangible asset amortization,

23.	non-operating, non-recurring items, including non-recurring tax assessments, and/or

24.
any other unusual, non-operating, non-recurring or infrequently occurring gain, loss, expense or revenue not specified above or any gain, loss, revenue or expense not specified above that the Committee, in its discretion, desires to include or exclude.

In addition to the foregoing incentive goals, the incentive goals will also include any business criteria or incentive goals which are in another one of our bonus or incentive plan's, such as our stock incentive plan, which has been approved by our Stockholders. Such incentive goals will be set by the Compensation Committee within the time period prescribed by, and are intended to otherwise comply with the requirements of, Code Section 162(m). As established by our Compensation Committee, the incentive goals may include GAAP and non-GAAP financial measures. Stockholder approval of this Proposal No. 4 constitutes approval of each of these aspects for purposes of the Section 162(m) shareholder approval requirements.
Target levels are approved by our Compensation Committee and may be a percentage of the executive’s base salary based on organizational responsibilities and market-compilation bonus levels based on industry data. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m), performance goals may be based upon a participant’s attainment of personal objectives with respect to any of the foregoing performance goals; negotiating transactions and sales, business unit/department performance, profit margins, reduction of certain accounts receivable or achievement of subsidiary or departmental budgets or developing long-term business goals. Measurements of Euronet’s or a participant’s performance against the performance goals established by the Compensation Committee shall be objectively determinable and, unless otherwise established by the Compensation Committee when the incentive goals are established, to the extent they are expressed in standard accounting terms, they shall be determined according to generally accepted accounting principles (“GAAP”) as in existence on the date on which the performance goals are established and without regard to any changes in such principles after such date. Individual incentive awards reflect a mix of our and our business unit/department performance along with individual discretionary factors; the current actual mix for each executive will be determined based upon his/her role and contribution to the organization.
Determination and Payment of Incentives and Annual Award Limits
The compensation amount that is payable to a participant with respect to a performance period will be determined in accordance with a pre-established objective award formula based on the achievement of performance goals. The Compensation Committee has the discretion to reduce or eliminate, but cannot increase, any amounts otherwise payable under the Performance Plan.
Incentive payments under the Performance Plan may be payable in cash or in an equivalent number of shares of our Common Stock issued pursuant to and under one or more of our stockholder approved stock incentive plans. The maximum amount of incentive compensation payable under the Performance Plan to any participant with respect to any fiscal year (or a portion thereof) contained within a performance period shall be the lesser of 600% of the participant’s base annual salary as in effect as of the last day of such Performance Plan or $9,000,000.
Determination
Prior to making payments under the Performance Plan, the Compensation Committee must determine that the level of performance required for such payment, with respect to the pre-established target(s) at least one of the pre-established targets was satisfied, and the committee minutes must reflect this determination.

The following table indicates the maximum bonus amounts that would be payable to each of the top five senior executives commencing in 2016 and to all the current Section 16 Insider executives as a group commencing in 2016 under the Performance Plan.

Name/Group	Maximum Potential Payment under Performance Plan
Michael J. Brown, Chairman of the Board and CEO	$5,100,000
Rick L. Weller, Executive Vice President and CFO	$2,550,000
Nikos Fountas, Executive Vice President and CEO, EFT Europe, Middle East and Africa Division	$2,498,006
Kevin J. Caponecchi, Executive Vice President and CEO, epay, Software and EFT Asia Pacific Division	$2,190,000
Juan C. Bianchi, Executive Vice President and CEO, Money Transfer Segment	$2,400,000
All Section 16 Insiders as a Group (7 individuals)	$18,024,574

Required Votes and Board Recommendations
Approval of the amended and restated Performance Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and voting on such matter.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 4 TO APPROVE THE AMENDED AND RESTATED EXECUTIVE ANNUAL INCENTIVE PLAN.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Euronet has a long-standing compensation philosophy that emphasizes performance-based compensation. In furtherance of that philosophy, Euronet provides its executives strong incentives to drive operating performance and profitability, while promoting an appropriate balance between short-term performance and sustainable long-term growth. Our Compensation Committee believes that an appropriate incentive-driven compensation program closely correlates with the achievement of operating and financial performance goals that lead to improvements in long-term stockholder value. As described directly below, Euronet's strong operational and financial performance in 2015 was reflected in the significant increase in our Common Stock - outperforming broad equity indices, such as the NASDAQ market index.
Management’s primary operating measures are earnings per share and operating income, each adjusted for currency fluctuations and certain pre-defined non-cash and non-recurring elements approved by the Compensation Committee, which we refer to as “cash EPS” and “adjusted operating income,” respectively.
Financial Performance
In 2015, Euronet achieved strong financial results, despite the impact of the U.S. dollar strengthening against key foreign currencies and the cost of expanding both our network of ATMs under management and our money transfer network to help position our Company for long-term success. Our 2015 highlights include:

•	We increased total revenues by 7%, or $108.1 million, to $1,772.3 million in 2015 from $1,664.2 million in 2014;

•
We increased our adjusted operating income (annual operating income excluding intangible amortization and share-based compensation) by 23%, or $45.4 million, to $241.5 million in 2015 from $196.1 million in 2014 (40% increase on a constant currency basis)¹;

•	We increased adjusted cash EPS by 28%, or $0.73, to $3.32 in 2015 from $2.59 in 2014 (50% increase on a constant currency basis)¹; and

•	We completed the acquisitions of IME (M) Sdn Bhd (“IME”) and XE Corporation, which offer international payments services and currency-related data services.
The closing price of our Common Stock increased 32% to $72.43 per share on December 31, 2015 from $54.90 per share on December 31, 2014. Euronet has delivered total shareholder return of 315% over the five-year period ended December 31, 2015, with an annual compound shareholder return of 33% during that period. A $100 investment in Euronet at the beginning of 2011 would have grown to $415 at the end of 2015, more than double the return of the NASDAQ Global Select Market and NASDAQ Financial Index over the same period.

¹ Adjusted operating income, adjusted cash EPS, adjusted operating income on a constant currency basis, and adjusted cash EPS on a constant currency basis are non-GAAP financial measures that exclude certain items. Please refer to Exhibit A to this Proxy Statement for a reconciliation of these measures relative to reported GAAP financial measures. To evaluate performance in a manner consistent with how management evaluates our operational results and trends, the Compensation Committee applies certain non-GAAP performance metrics to both annual incentive and long-term awards. Constant currency financial measures assume constant foreign currency exchange rates did not change from the prior period, which enables consistent year-over-year financial comparisons and ensures incentive payouts are not artificially inflated or impaired by local country currency fluctuations that are outside the control of management.

Set forth below is a graph comparing the total cumulative return on our Common Stock from December 31, 2010 through
December 31, 2015 with the Total Returns Index for U.S. companies traded on the NASDAQ Global Select Market and the Total Returns Index for U.S. NASDAQ Financial Stocks.

NOTE: Derived from CRSP NASDAQ Stock Market (US Companies) and CRSP NASDAQ Financial Index, Center for
Research in Security Prices (CRSP®), Graduate School of Business, The University of Chicago. Copyright 2016. Used with permission. All rights reserved.
Overview and Philosophy
The Compensation Committee, which currently consists of six independent Directors who each hold a significant amount of Company stock, administers our executive compensation programs. The Compensation Committee is responsible for recommending policies to the Board that govern both annual cash compensation and equity ownership programs.
Our executive compensation policies have the following objectives:

•
to align the interests of executive management and Stockholders by making individual compensation dependent upon achievement of financial goals and by providing long-term incentives through our equity-based award plans; and

•	to provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to our long-term success.
The overall compensation program is also designed to reward a combination of strong individual performance, strong performance by Euronet in meeting its long-term strategic goals and stock price appreciation.
Our compensation package for executive officers consists of a balance of base salary, certain employee benefits, annual incentive compensation under our Executive Annual Incentive Plan, which is based on a combination of corporate and individual performance criteria, and stock options or grants of restricted stock or restricted stock units (collectively referred to as “restricted stock”) which vest over a period of years and/or upon the achievement of certain performance-based criteria. The base salary and benefit components are intended to compensate executive officers for day-to-day activity in accordance with each executive officer’s employment arrangement with us. The annual incentive compensation component and the stock option and restricted stock awards are intended to reward executive officers for strong performance and to help align executive officers’ interests with those of the Stockholders.
To best serve the interests of Stockholders, the Compensation Committee follows an executive compensation philosophy that emphasizes performance-based compensation. In determining compensation, the Compensation Committee considers measures of performance against pre-determined financial and strategic goals and objectives. This approach provides Euronet’s top executive officers with an incentive to achieve strategic long-term goals that benefit Stockholders.

The Compensation Committee’s executive compensation philosophy also aligns the economic interests of executive officers and Stockholders by ensuring that nonvested performance-based equity incentive awards represent a substantial portion of an executive officer’s total compensation package.
The Compensation Committee considers input from our Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") regarding the responsibilities and accomplishments of individual executive officers, information as to potential achievability of incentive goals and levels of various compensation elements necessary to provide incentives for and to retain executive management. Our Chief Executive Officer makes recommendations to the Compensation Committee on each of the other executive officer’s compensation. Executive officers are not involved in proposing or seeking approval for their own compensation. For the Chief Executive Officer’s review, the independent Directors meet in executive session to assess the Chief Executive Officer’s performance and determine appropriate compensation levels.
The Compensation Committee has the authority to retain outside consultants or advisors as it deems necessary to provide desired expertise and counsel. The Compensation Committee engaged the services of AON Hewitt as its compensation consultant for 2015. AON Hewitt reports directly and exclusively to the Compensation Committee and provides advice regarding current and emerging best practices with regard to executive compensation. Representatives from AON Hewitt attended the December 2014 meeting, when the Committee approved grants of stock incentive awards and determined executive compensation and established the performance targets for 2015. During 2015, AON Hewitt provided other services to the Compensation Committee as outlined on page 13. AON Hewitt did not provide any other services to the Compensation Committee or the Company outside of its capacity as compensation consultant.
Performance Criteria
In determining the annual compensation of each executive officer, including the Chief Executive Officer, the Compensation Committee considers Euronet’s financial performance both on an absolute basis and relative to comparable companies. In addition, it assesses individual performance against quantitative and qualitative objectives. Factors considered by the Compensation Committee in assessing individual performance include, but are not limited to:

•
Financial Results — company and business sector financial results for the most recent relevant period, on an absolute basis and relative to comparable companies with respect to certain financial parameters, including revenue growth, operating income growth, growth in per share earnings and return on equity;

•	Strategic Growth and Execution — strategic planning and implementation, business growth, acquisitions, technology and innovation;

•	Leadership and Effectiveness — management development and personal leadership; and

•	Governance and Controls — corporate reputation and brand, risk management, the strength of the internal control environment and contribution to a culture of ethics and compliance.

The Compensation Committee considers all factors collectively in determining executive officers’ annual compensation. The weight given to a particular factor may vary from year to year depending on the goals and objectives of the organization, thus enabling the Compensation Committee to align annual financial objectives with strategic leadership initiatives.
The Compensation Committee believes that it establishes challenging performance goals for executive management incentive plans. Performance goals primarily focus on cash EPS growth which the Compensation Committee believes provides a meaningful incentive for the executives and is strongly correlated with improved stockholder returns. Over the past three years, executive management has achieved its non-equity incentive compensation and long-term share-based incentive awards due to the Company’s strong performance.
Peer Group
The Compensation Committee believes that it is essential for our continued success that overall compensation policies allow us to be competitive in attracting and retaining executive talent. However, the Committee does not establish compensation targets solely based on peer group compensation amounts, because it believes that individual and company performance should be the primary determinants of annual compensation.
The Company’s peer group (the “Peer Group”), listed below, was used in evaluating the Company’s executive compensation decisions in 2015. There were no changes to the peer group from the prior year. The Compensation Committee believes the group of companies have similar financial characteristics as Euronet and operate in similar industries. The companies comprising the Peer Group during 2015, all of which had revenues between $600 million and $3.2 billion and market capitalization between $300 million and $9.2 billion, were:

• Total Systems Services, Inc.	• VeriFone Systems, Inc.
• Jack Henry & Associates, Inc.	• ACI Worldwide, Inc.
• FactSet Research Systems, Inc	• Fair Issac Corp
• Global Payments, Inc.	• Cardtronics, Inc.
• Broadridge Financial Solutions, Inc.	• Heartland Payment Systems
• Vantiv, Inc.	• Blackhawk Network Holdings, Inc.
• DST Systems, Inc.	• MoneyGram International, Inc.
• WEX, Inc.	• Teletech Holdings, Inc.
• SS&C Technologies Holdings, Inc.	• Green Dot Corporation

Euronet's revenues and market capitalization ranked at the following percentile as compared to the Peer Group:

	Percentile Rank(1)
	Revenues	Market Capitalization
Euronet Worldwide, Inc.	57%	56%
(1) Based on fiscal 2015 revenues as reported in SEC filings. Market capitalization is based on shares reported as outstanding in SEC filings as of December 31, 2015.
Members of the current Peer Group were included because they met all of the following criteria:

•	the company was in the same or similar industry as Euronet, including Data Processing and Outsourced Services, Application Software and Internet Software and Services,

•	the company was reasonably comparable in revenue and market capitalization size to Euronet,

•	the company was headquartered in the United Sates and publicly traded on a major stock exchange, and

•	the company had a similar operating structure as Euronet, such as offering similar services and/or having significant foreign sales.
The Compensation Committee evaluates whether the compensation opportunities for executives are appropriate and competitive by comparing each named executive officer’s total compensation opportunity, which represents the sum of the executive’s base salary and target award amounts under the Executive Annual Incentive Plan and Stock Incentive Plan, to the total compensation opportunities for executives in comparable positions at peer companies. The Compensation Committee references the 50th percentile of the Peer Group when making this comparison, although a named executive officer’s total compensation opportunity may be higher or lower depending upon the executive’s tenure and overall level of responsibility. The Compensation Committee believes that the 50th percentile is an appropriate targeted level of total compensation opportunity because of Euronet's size relative to the Peer Group.
In December 2015, the Compensation Committee compared targeted executive compensation data with the median statistics of the relevant peer data. Base salaries for our executive officers were comparable to the median of our peers as was cash compensation, which included annual non-equity incentive compensation. However, after adding stock incentive compensation, the total targeted compensation of our executive officers was in the third quartile compared to our peers. Most of the stock incentive compensation is subject to performance-based vesting criteria and our executive officers will fully earn this compensation only if the performance-based vesting criteria are satisfied and our share price appreciates from the date of grant. The Compensation Committee believes this structure is appropriate for our executive officers as it emphasizes performance-based stock compensation, consistent with our compensation philosophy.

Elements of Compensation
Key elements of our Named Executive Officer compensation programs are as follow.

Element	Purpose	Characteristics
Base Salaries	Compensates executives for their level of responsibility and individual performance. Also helps attract and retain strong talent.	Fixed component; evaluated annually
Annual Non-Equity Incentives	Promotes achieving our annual corporate and business division goals.	Performance-based cash opportunity; amount varies based on company and business division performance.
Stock Incentives	Promotes (a) achieving our long-term corporate financial goals and (b) stock price appreciation.	Performance-based equity opportunity; amounts earned/realized will vary from the targeted grant-date fair value based on actual financial and stock price performance.
Each element of compensation is described below, including a discussion of the specific actions taken by the Compensation Committee for 2015 concerning the CEO and other executive officers.
Base Salary
In determining salary adjustments for the Chief Executive Officer and other executive officers, the Compensation Committee considered each executive officer’s individual performance and the competitive salary levels for executives with similar responsibilities within the Peer Group. Based on its assessment, effective January 1, 2015, the Compensation Committee increased the annual salaries of the CEO to $750,000, the CFO to $425,000, and the CEO of the Money Transfer Segment to $400,000. The only change the Compensation Committee made in December 2015 was to increase the annual salary of the CEO to $850,000 effective January 1, 2016. These increases were designed to maintain the market competitiveness of each executive’s total compensation opportunity, taking into account the scope of each executive’s job responsibilities, and address continuity planning and management development considerations. The Compensation Committee determined the adjustment effective for 2016 was appropriate for the Chief Executive officer to provide a base salary opportunity that more closely approximates the 50th percentile for comparable executives in the Peer Group.
Annual Non-Equity Incentive Compensation
In order to broaden senior management accountability for company-wide financial and strategic goals and to emphasize the long-term performance of Euronet, in 2011 the Board adopted, and Stockholders approved, the Executive Annual Incentive Plan for certain members of senior and executive management, including the Named Executive Officers. That plan was applicable throughout 2015 and a revised version of that plan, as described in Proposal 4, is being submitted to the stockholders for approval at the Annual Meeting. In determining annual non-equity incentive compensation, the Compensation Committee considers the overall performance of Euronet and the individual performance of each executive officer. In measuring individual performance, the Compensation Committee measures the level of responsibility of an executive officer against his base salary and other elements of compensation to determine whether overall compensation is sufficient to retain and motivate highly qualified individuals.
The Executive Annual Incentive Plan covers officers holding the office of Vice President and above. Non-equity incentive compensation to executive officers applies Company-wide performance criteria, as well as divisional performance metrics that executives directly influence, to ensure a link between annual performance and actual incentive payments. The performance measures used in the annual incentive program relate to Company-wide performance or divisional performance depending on the Named Executive Officer's position and scope of responsibility. In December 2014, the Compensation Committee established 2015 incentive targets for Messrs. Brown and Weller based on predetermined adjusted cash EPS targets on a constant currency basis. For Messrs. Fountas, Caponecchi and Bianchi, 2015 incentive targets consisted of achieving predetermined adjusted operating income targets on a constant currency basis of the respective divisions which they manager, under the Executive Annual Incentive Plan.

For 2015, Messrs. Brown and Weller were entitled to receive annual incentive compensation based on the achievement of predetermined threshold, target and maximum adjusted cash EPS objectives. Adjusted cash EPS of $2.79, $2.92 or $3.05 would result in a payout as a percentage of base salary of 62.5%, 125% or 250%, respectively, for Mr. Brown and 37.5%, 75% or 150%, respectively, for Mr. Weller. The threshold, target and maximum adjusted cash EPS objectives for 2015 represent an 8%, 13% and 18% increase over cash EPS of $2.59 for 2014, respectively.
Mr. Fountas was entitled to receive 37.5%, 75% or 150% of his base salary based on the Europe EFT division achieving operating income of $85.8 million, $92.0 million or $97.5 million, respectively.
Mr. Caponecchi was entitled to receive 37.5%, 75% or 150% of his base salary based on the epay segment and Asia Pacific EFT division achieving combined adjusted operating income of $75.0 million, $78.6 million or $82.8 million, respectively.
Mr. Bianchi was entitled to receive 37.5%, 75% or 150% of his base salary based on the Money Transfer segment achieving adjusted operating income of $54.3 million, $57.3 million or $60.3 million, respectively.
For 2015, adjusted cash EPS of $3.32 ($3.89 on a constant dollar basis) was achieved, which resulted in the maximum annual incentive compensation being paid to Messrs. Brown and Weller. Additionally, in 2015, the Europe EFT division achieved adjusted operating income of $100.2 million, which resulted in the payment of the maximum annual incentive compensation to Mr. Fountas. For 2015, the epay segment and Asia Pacific EFT division achieved combined adjusted operating income of $87.1 million, which resulted in the payment of the maximum annual incentive compensation to Mr. Caponecchi. For 2015, the Money Transfer segment achieved adjusted operating income of $61.2 million, which resulted in the payment of the maximum annual incentive compensation to Mr. Bianchi. Therefore, Messrs. Brown, Weller, Fountas, Caponecchi, and Bianchi were paid $1,875,000, $637,500, $624,488, $547,500 and $600,000, respectively.
Stock Incentive Programs
Our stock incentive plans are designed to promote an alignment of long-term interests between our employees and our Stockholders and to assist in the retention and motivation of employees. The Compensation Committee can grant to key employees of Euronet and its subsidiaries a variety of stock incentives, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards and other stock-based incentives. Grants are usually approved by the Compensation Committee for recommendation to the Board during regularly scheduled committee meetings, of which there are typically four per year occurring at regular intervals. The Compensation Committee intends that performance-based stock incentives serve as a significant portion of our executive officers’ total compensation package. They are granted in consideration of anticipated performance. Stock incentives offer the executive officers significant long-term incentives to increase their efforts on behalf of Euronet and its subsidiaries, to focus managerial efforts on enhancing stockholder value and to align the interests of the executive officers with the Stockholders. In certain circumstances, executives are awarded time-based stock incentives to provide a significant retention incentive. Grants of stock incentives are designed to be competitive with the companies in the Peer Group for the level of job the executive officer holds and to motivate the executive officer to contribute to an increase in our stock price over time.

Under the terms of the Stock Incentive Plan, last approved by the Stockholders in May 2013, the exercise price of all option awards made to our Named Executive Officers or any of our other employees is fixed at the closing trading price on the date of grant. We do not have a program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date, and we do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding or following the grant date.
In December 2015, the Named Executive Officers were granted a combination of stock options and restricted stock. The stock options vest based on service conditions over five years. The restricted stock awards were divided into two groups with different vesting criteria. The first group of awards vest based on achieving compound annual growth in cash EPS, on a constant dollar basis, for the years 2016 through 2018, contingent upon continued employment from the grant date to the date of vesting. Threshold compound annual growth rate (“CAGR”) of 3% results in vesting of 25% of the award, target CAGR of 5% results in 50% vesting of the award, and maximum CAGR of 7% results in 100% vesting of the award. The second group of awards vests over five years based on service conditions, contingent upon the achievement of adjusted operating income of $60 million each year. These awards are further described in the paragraphs and tables below.

As described above, the Compensation Committee reviewed Euronet’s performance in recent years in relation to the executive’s incentive targets to confirm that the performance measures the Compensation Committee previously set for performance-based incentive stock awards were sufficiently rigorous and demanding. After this review, the Compensation Committee determined that the targets and the associated level of compensation awarded to the executive officers have generally been appropriate. Over the past five years, adjusted cash EPS grew at a compound annual rate of 20% and the Company's total shareholder return was 33% annually while our Peer Group had a median total shareholder return on its stock of 21% annually. The Compensation Committee believes this illustrates that it sets competitive compensation targets that align the interests of executives with those of Stockholders.

We reported and included each year’s award as compensation in the summary compensation tables. These historical awards, while reported as compensation, are theoretical valuations assuming stock appreciation and full achievement of the established performance goals. We base the value realized on three important factors — a three to five year vesting period for equity awards, achievement of the predetermined performance goals and stock price appreciation. Therefore, actual compensation will differ from theoretical compensation based upon actual stock price and operating performance.
Compensation Mix

The Compensation Committee concluded that executive compensation reflects an appropriate mix of base salary, incentive bonuses, service-based equity compensation and performance-based equity compensation that provides sufficient retentive and motivational value to align the interests of executives with our Stockholders.
Benefits
Our employees in the United States are entitled to receive medical, dental, vision, life and short-term and long-term disability insurance benefits and may participate in our 401(k) plan. For 401(k) participants, we match 50% of participant deferrals on the first six percent or four percent of a participant’s deferrals, depending on which subsidiary’s plan the employee participates. Generally, employees outside the United States are covered by social benefit programs of their respective countries. Our executive officers generally participate in these benefit plans on the same basis as our other employees.
With the exception of Mr. Brown, who is prohibited from participating in an Employee Stock Purchase Plan (“ESPP”) by Internal Revenue Service regulations because his ownership of Euronet exceeds five percent, all of our employees are entitled to participate in the ESPP, which was adopted in 2001. This plan, which has been established in accordance with certain federal income tax rules set forth in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), permits employees to purchase stock from us at a price that is equal to 85% of the lower of the trading price on the opening or closing of certain three-month “offering periods.”
Retirement Plans
We do not sponsor a defined benefit pension plan or any other deferred compensation plans for executives or any of our other employees.
Perquisites and Other Benefits
Perquisites and other benefits are a very small part of our executive compensation program. The aggregate incremental cost to the Company of providing perquisites and other benefits to our CEO and other Names Executive Officers in 2015 was $13,564 and $70,500, respectively, and is included in the “All Other Compensation” column of the Summary Compensation Table on page 37. Considered both individually and in the aggregate, the Compensation Committee believes that the perquisites and other benefits we offer to our Named Executive Officers are reasonable and appropriate.

Change in Control

Euronet has a change in control provision in our Stock Incentive Plan that applies to all plan participants, including our Named Executive Officers. The change in control provisions were adopted to mitigate the concern that, in the event the Company is considering a change in control transaction, the employees involved in considering the transaction will be motivated to act in their own interests rather than the interests of the Stockholders. Employees may not be in a position to influence the Company’s performance after a change in control and may not be in a position to earn their incentive awards or vest in their equity awards. Thus, the provisions are designed to make any transaction neutral to the employees’ economic interests. For a more detailed discussion of change in control arrangements with our Named Executive Officers see the "Employment Agreements" discussion below.

Employee and Director Stock Ownership
Euronet also encourages broad-based employee stock ownership through various Stockholder approved stock compensation plans. More than 400 employees have received awards in a combination of stock options and restricted stock. This means that, like other Stockholders, employees broadly participate in both the upside opportunity and the downside risk of our performance. The allocation of stock bonus awards is progressive, so that as an employee's total compensation increases, an increasing percentage of total compensation is paid in restricted stock and/or stock options. This ensures that higher paid employees have a greater at risk financial interest in the sustained success of Euronet. Further, our insider trading policy prohibits our executives and directors from engaging in hedging transactions designed to offset decreases in the market value of Euronet Common Stock. Our insider trading policy also contains restrictions on holding securities in a margin account or pledging securities as collateral for a loan. Exceptions to this restriction on pledging may be granted by the General Counsel under limited circumstances when the pledgor demonstrates the financial capacity to repay a loan without resorting to the pledged securities. Mr. Brown was granted a waiver of this restriction on pledging shares in connection with the pledge of shares to secure a loan from a third-party bank for a personal investment currently equal to approximately 9% of the total value of shares he holds.
The Compensation Committee has adopted stock ownership guidelines for the Chief Executive Officer and the non-executive Directors. The guidelines provide that after a compliance period of five years, the Chief Executive Officer is required to hold Euronet stock, or in-the-money value of equity awards of Euronet stock, with an aggregate value at least equal to five-times his annual base salary, and each Director is required to hold Euronet shares, or in-the-money value of equity awards of Euronet stock, with an aggregate value at least equal to four times the cash component of the annual Board fee. Our Chief Executive Officer and each Director exceeds the applicable stock ownership guideline thresholds. As of December 31, 2015, our CEO owned Euronet Stock with a value equal to 163 times his annual base salary. Our Directors owned Euronet Stock with values equal to a multiple of the cash component of the annual Board fee as follows: Messrs. Althasen (43 times), Olechowski (15 times), Schmitt (60 times), Scocimara (8 times), McDonnell (69 times); and Callegari (12 times); and Ms. Strandjord (35 times).

Repricing of Equity Awards
The Compensation Committee believes that equity awards should be made based upon conditions and financial metrics established as of the time of each award and that the terms of awards outstanding should not be revised as conditions change. The Compensation Committee is therefore committed not to engage in repricing of equity awards outstanding, except in the context of certain corporate reorganizations or with the approval of Stockholders. This policy has been confirmed through an amendment to our 2006 Stock Incentive Plan, which restricts us from engaging in repricing except in certain corporate reorganizations, without the approval of our Stockholders. The Compensation Committee extends its policy against repricing to all of Euronet’s equity plans.
Adjustments to Compensation Plan
We currently have no formal policy on recapturing salary or incentive awards (equity or cash) granted to a Named Executive Officer in the event that we are required to restate our financial statements (whether arising from conduct or actions of the Named Executive Officer, or otherwise). There is currently no procedure to recover (“claw back”) an element of compensation that has been paid and becomes final. The Compensation Committee believes that, despite the lack of a formal claw back policy, we have other policies and procedures in place that would deter and discourage Named Executives Officers from engaging in conduct or actions that may cause us to restate our financial statements. These include: (i) the forfeiture of outstanding equity awards upon termination for cause; (ii) the Compensation Committee's discretion over the value of equity awards grants that are made annually; and (iii) the vesting of performance-based awards granted to our Named Executive Officers generally occurs over a three to five year period. However, we intend to adopt such a policy after the SEC adopts final rules related to compensation claw backs pursuant to the Dodd-Frank Act. We believe it is prudent practice to await the SEC's guidance before adopting such a claw back policy.
Tax Treatment
The Code limits the allowable tax deduction we may take for compensation paid to executive officers required to be named in the Summary Compensation Table. The limit is $1.0 million per executive per year, although compensation payable solely based on performance goals is excluded from the limitation. All compensation of executive officers for 2015 is fully tax deductible. Generally, the Compensation Committee intends that the annual non-equity incentive compensation, stock options and performance awards qualify as performance-based compensation so that these awards may qualify for the exclusion from the $1.0 million limit.

Recent Advisory Vote on Executive Compensation
The Company conducts an advisory vote on executive compensation every year at its annual meeting. While the vote is not binding on the Company, the Board, or the Compensation Committee, the Compensation Committee believes that an annual advisory vote on executive compensation offers Stockholders the opportunity to express their views regarding the Company’s compensation program and the Compensation Committee’s decisions on executive compensation. The Board and the Compensation Committee value the opinions of Stockholders and the Compensation Committee will consider Stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.
At last year’s annual meeting, a substantial majority of the votes cast on the advisory vote on executive compensation were in favor of the Company’s Named Executive Officer compensation as disclosed in the proxy statement. The Board and Compensation Committee believe this affirms that our Stockholders generally support the Corporation's approach to executive compensation. Accordingly, the Compensation Committee has taken no specific actions to modify our executive compensation program as a direct result of these non-binding, advisory votes but, rather, has continued to oversee the program in accordance with its best judgment and stated governing principles.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed the Compensation Discussion and Analysis presented above with management, and, based on that review, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Andrew B. Schmitt, Chair
Thomas A. McDonnell
Eriberto R. Scocimara
M. Jeannine Strandjord
Dr. Andrzej Olechowski
Mark R. Callegari
The Compensation Committee report and the “Compensation Discussion and Analysis” is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.

COMPENSATION TABLES
Summary Compensation Table
The following table sets forth certain information regarding the compensation awarded or paid to our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated of our executive officers (the “Named Executive Officers”) for the year ended December 31, 2015 for the periods indicated:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Compensation	All Other Compensation		Total
Michael J. Brown	2015	$750,000	—	$1,500,004	$1,500,000	$1,875,000	$13,564	(4)	$5,638,568
Chairman, Chief Executive Officer and President	2014	600,000	—	1,249,991	1,250,006	1,500,000	30,888		4,630,885
	2013	600,000	—	1,249,985	1,249,996	1,200,000	33,604		4,333,585
Rick L. Weller	2015	425,000	—	625,033	624,998	637,500	10,416	(4)	2,322,947
Executive Vice President and Chief Financial Officer	2014	365,000	—	499,973	500,006	547,500	10,116		1,922,595
	2013	365,000	—	499,994	500,006	547,500	9,738		1,922,238
Nikos Fountas(5)	2015	416,325	—	399,976	400,011	624,488	11,670	(4)	1,852,470
Executive Vice President and Chief Executive Officer, EFT Europe, Middle East and Africa Division	2014	438,566	—	399,979	400,001	431,795	10,363		1,680,704
	2013	365,310	—	349,987	350,004	365,310	11,893		1,442,504
Kevin J. Caponecchi	2015	365,000	—	500,026	500,008	547,500	10,845	(4)	1,923,379
Executive Vice President and Chief Executive Officer, epay, Software and EFT Asia Pacific Division	2014	365,000	—	499,973	500,006	547,500	10,545		1,923,024
	2013	365,000	—	499,994	500,006	547,500	10,395		1,922,895
Juan C. Bianchi	2015	400,000	—	399,976	400,011	600,000	37,569	(3)	1,837,556
Executive Vice President and Chief Executive Officer, Money Transfer Segment	2014	330,000	—	399,979	400,001	330,000	35,080		1,495,060
	2013	330,000	—	334,187	166,699	330,000	33,742		1,194,628
 __________

(1)
Compensation for restricted stock is computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation. Assumptions used in calculating the aggregate grant date fair value in accordance with ASC Topic 718 are set out in Note 15 to our audited consolidated financial statements contained in the Form 10-K for the fiscal year ended December 31, 2015. Restricted stock awards for each fiscal year include awards subject to performance conditions that were valued based on the assumption the highest level of the performance targets would be achieved.

(2)
Compensation for stock options is computed in accordance with the provisions of ASC Topic 718. Amounts represent the grant date fair value determined using the Black-Scholes-Merton model. The grant date fair values are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized from an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised. Assumptions used in calculating the aggregate grant date fair value in accordance with ASC Topic 718 are set out in Note 15 to our audited consolidated financial statements contained in the Form 10-K for the fiscal year ended December 31, 2015.

(3)	The following table sets forth the incremental costs to the Company of each perquisite or other benefits that are required to be quantified by SEC rules.

Named Executive Officer	Personal Travel	Company-Paid Vehicle	Euronet 401(K) Plan Matching Contributions	Health and Group Life Insurance		Total
Juan C. Bianchi	—	7,200	—	30,369	(a)	37,569
(a) Mr. Bianchi is Managing Director of our Money Transfer Division, which is headquartered in California, and as such, he participates in a health insurance plan that is not generally available to other Named Executive Officers.

(4)
Other compensation for Messrs. Brown, Weller and Caponecchi is comprised of matching contributions under the Euronet 401(k) Plan and group life insurance premiums. For Mr. Brown, other compensation also includes personal travel. All other compensation for Mr. Fountas is for a company-paid vehicle.

(5)
Mr. Fountas is paid in euros and the U.S. dollar amounts disclosed for salary, non-equity incentive compensation and other compensation were converted from euros using the average foreign currency exchange rate of $1.11 per Euro for the period over which the amounts were paid. Restricted stock and option awards are valued in U.S. dollars; therefore, no foreign currency conversion occurs.

Grants of Plan-Based Awards for 2015
The following table summarizes estimated possible payouts under non-equity incentive plan awards made to Named Executive Officers during the fiscal year ended December 31, 2015.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Michael J. Brown	$468,750	$937,500	$1,875,000
Rick L. Weller	159,375	318,750	637,500
Nikos Fountas	156,122	312,244	624,488
Kevin J. Caponecchi	136,875	273,750	547,500
Juan C. Bianchi	150,000	300,000	600,000
The following table summarizes estimated future payouts under equity incentive plan awards made to Named Executive Officers during the fiscal year ended December 31, 2015.

			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)
Michael J. Brown	12/10/2015	(1)	3,011	6,023	12,045				$900,002
	12/10/2015	(2)		8,030					600,002
	12/10/2015	(3)					61,277	$74.72	1,500,000
Rick L. Weller	12/10/2015	(1)	1,255	2,510	5,019				375,020
	12/10/2015	(2)		3,346					250,013
	12/10/2015	(3)					25,532	74.72	624,998
Nikos Fountas	12/10/2015	(1)	803	1,606	3,212				240,001
	12/10/2015	(2)		2,141					159,975
	12/10/2015	(3)					16,341	74.72	400,011
Kevin J. Caponecchi	12/10/2015	(1)	1,004	2,008	4,015				300,001
	12/10/2015	(2)		2,677					200,025
	12/10/2015	(3)					20,426	74.72	500,008
Juan C. Bianchi	12/10/2015	(1)	803	1,606	3,212				240,001
	12/10/2015	(2)		2,141					159,975
	12/10/2015	(3)					16,341	74.72	400,011
  _______

(1)
Restricted stock award that vests on achieving threshold, target or maximum compound annual growth in cash EPS, on a constant dollar basis, for the years 2016 through 2018, contingent upon the Named Executive Officer’s continued employment on the vesting date. A threshold compound annual growth rate (“CAGR”) of 3% results in vesting of 25% of the award, target CAGR of 5% results in 50% vesting of the award, and maximum CAGR of 7% results in 100% vesting of award.

(2)
Restricted stock award that vests 20% each year, over five years from the grant date, contingent upon the achievement of adjusted operating income of $60 million each year and the Named Executive Officer’s continued employment on the vesting dates.

(3)	Stock option award that vests 20% on each of the first five anniversaries of the grant date, contingent upon the Named Executive Officer’s continued employment on the vesting dates.

Outstanding Equity Awards at Fiscal Year-End for 2015
The following table sets forth equity awards outstanding for the Named Executive Officers as of December 31, 2015.

		Option Awards					Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael J. Brown	12/16/2008	378,631			$10.10	12/16/2018
	12/15/2010	184,936			17.05	12/15/2020
	12/14/2011	117,024	29,255	(1)	16.39	12/14/2021	4,881	(2)	353,531	4,881	(2)	$353,531
	12/11/2012	61,107	40,737	(3)	23.63	12/11/2022	3,386	(4)	245,248	6,771	(4)	490,424
	12/11/2012						25,391	(5)	1,839,070
	12/10/2013	27,130	40,694	(6)	45.93	12/10/2023	2,177	(7)	157,680	6,532	(7)	473,113
	12/10/2013									16,329	(8)	1,182,709
	12/10/2014	13,425	53,697	(9)	56.24	12/10/2024	1,778	(10)	128,781	7,112	(10)	515,122
	12/10/2014									13,336	(11)	965,926
	12/10/2015		61,277	(12)	74.72	12/10/2025				8,030	(12)	581,613
	12/10/2015									12,045	(12)	872,419

Rick L. Weller	12/16/2008	148,613			10.10	12/16/2018
	12/15/2010	92,468			17.05	12/15/2020
	12/14/2011	58,512	14,627	(1)	16.39	12/14/2021	2,441	(2)	176,802	2,441	(2)	176,802
	12/11/2012	30,554	20,368	(3)	23.63	12/11/2022	1,693	(4)	122,624	3,386	(4)	245,248
	12/11/2012						12,696	(5)	919,571
	12/10/2013	10,852	16,278	(6)	45.93	12/10/2023	871	(7)	63,087	2,613	(7)	189,260
	12/10/2013									6,532	(8)	473,113
	12/10/2014	5,370	21,479	(9)	56.24	12/10/2024	711	(10)	51,498	2,845	(10)	206,063
	12/10/2014									5,334	(11)	386,342
	12/10/2015		25,532	(12)	74.72	12/10/2025				3,346	(12)	242,351
	12/10/2015									5,016	(12)	363,526

Nikos Fountas	12/15/2010	27,741			17.05	12/15/2020
	12/14/2011	13,165	4,338	(1)	16.39	12/14/2021	732	(13)	53,019
	12/11/2012	15,277	10,184	(3)	23.63	12/11/2022	6,348	(5)	459,786
	12/11/2012						1,692	(14)	122,552
	12/10/2013	7,597	11,394	(6)	45.93	12/10/2023	610	(7)	44,182	1,829	(7)	132,474
	12/10/2013									4,572	(8)	331,150
	12/10/2014	4,296	17,183	(9)	56.24	12/10/2024	569	(10)	41,213	2,276	(10)	164,851
	12/10/2014									4,267	(11)	309,059
	12/10/2015		16,341	(12)	74.72	12/10/2025				2,141	(12)	155,073
	12/10/2015									3,212	(12)	232,645

		Option Awards					Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kevin J. Caponecchi	12/16/2008	58,573			10.10	12/16/2018
	12/15/2010	36,988			17.05	12/15/2020
	12/14/2011	58,512	14,627	(1)	16.39	12/14/2021	2,441	(2)	176,802	2,441	(2)	176,802
	12/11/2012	30,554	20,368	(3)	23.63	12/11/2022	1,693	(4)	122,624	3,386	(4)	245,248
	12/11/2012						12,696	(5)	919,571
	12/10/2013	10,852	16,278	(6)	45.93	12/10/2023	871	(7)	63,087	2,613	(7)	189,260
	12/10/2013									6,532	(8)	473,113
	12/10/2014	5,370	21,479	(9)	56.24	12/10/2024	711	(10)	51,498	2,845	(10)	206,063
	12/10/2014									5,334	(11)	386,342
	12/10/2015		20,426	(12)	74.72	12/10/2025				2,677	(12)	193,895
	12/10/2015									4,015	(12)	290,806

Juan C. Bianchi	12/15/2010	4,624			17.05	12/15/2020
	12/14/2011	7,314	7,314	(1)	16.39	12/14/2021	1,220	(2)	$88,365	1,221	(2)	$88,437
	8/15/2012	13,850	27,700	(15)	17.55	8/15/2022
	12/10/2013	6,030	3,015	(16)	45.93	12/10/2023	1,209	(17)	87,568	1,210	(17)	87,640
	12/10/2013						1,209	(18)	87,568
	12/10/2014	4,296	17,183	(9)	56.24	12/10/2024	569	(10)	41,213	2,276	(10)	164,851
	12/10/2014									4,267	(11)	309,059
	12/10/2015	—	16,341	(12)	74.72	12/10/2025				2,141	(12)	155,073
	12/10/2015									3,212	(12)	232,645

__________

(1)
Stock option award granted December 14, 2011. The remaining unexercisable stock options will vest on December 14, 2016, contingent upon the Named Executive Officer's continued employment on the vesting dates.

(2)
Restricted stock award granted on December 14, 2011. The remaining award for fiscal year 2016 will vest, contingent upon the achievement of adjusted operating income of $60 million and the Named Executive Officer's continued employment on the vesting date. The shares earned based on 2015 performance vested on February 29, 2016.

(3)
Stock option award granted December 11, 2012. One-half of the remaining unexercisable stock options will vest on each of December 11, 2016 and 2017, contingent upon the Named Executive Officer's continued employment on the vesting dates.

(4)
Restricted stock award granted on December 11, 2012. The remaining award will vest one-half for each of the fiscal years 2016 and 2017, contingent upon the achievement of adjusted operating income of $60 million each year and the Named Executive Officer’s continued employment on the vesting dates. The shares earned based on 2015 performance vested on February 29, 2016.

(5)
Restricted stock award granted on December 11, 2012. The award vests based on achieving threshold, target or maximum compound annual growth in cash EPS, on a constant dollar basis, for the years 2013 through 2015, contingent upon the Named Executive Officer’s continued employment on the vesting date. A threshold compound annual growth rate (“CAGR”) of 2% results in vesting of 25% of the award, target CAGR of 4% results in 50% vesting of the award, and maximum CAGR of 6% results in 100% vesting of award. Based on the performance, 100% of the shares are earned and vested on February 29, 2016.

(6)
Stock option award granted December 10, 2013. One-third of the remaining unexercisable stock options will vest on each of December 10, 2016, 2017 and 2018, contingent upon the Named Executive Officer's continued employment on the vesting dates.

(7)
Restricted stock award granted on December 10, 2013. The remaining award will vest one-third for each of the fiscal years 2016 through 2018, contingent upon the achievement of adjusted operating income of $60 million each year and the Named Executive Officer’s continued employment on the vesting dates. The shares earned based on 2015 performance vested on February 29, 2016.

(8)
Restricted stock award granted on December 10, 2013. The award vests based on achieving threshold, target or maximum compound annual growth in cash EPS, on a constant dollar basis, for the years 2014 through 2016, contingent upon the Named Executive Officer’s continued employment on the vesting date. A threshold CAGR of 2% results in vesting of 25% of the award, target CAGR of 4% results in 50% vesting of the award, and maximum CAGR of 6% results in 100% vesting of award. Maximum amounts are reported based on performance to date.

(9)
Stock option award granted December 10, 2014. One-fourth of the remaining unexercisable stock options will vest on each of December 10, 2016, 2017, 2018 and 2019, contingent upon the Named Executive Officer's continued employment on the vesting dates.

(10)
Restricted stock award granted on December 10, 2014. The remaining award will vest one-fourth for each of the fiscal years 2016 through 2019, contingent upon the achievement of adjusted operating income of $60 million each year and the Named Executive Officer’s continued employment on the vesting dates. The shares earned based on 2015 performance vested on February 29, 2016.

(11)
Restricted stock award granted on December 10, 2014. The award vests based on achieving threshold, target or maximum compound annual growth in cash EPS, on a constant dollar basis, for the years 2015 through 2017, contingent upon the Named Executive Officer’s continued employment on the vesting date. A threshold CAGR of 3% results in vesting of 25% of the award, target CAGR of 5% results in 50% vesting of the award, and maximum CAGR of 7% results in 100% vesting of award. Maximum amounts are reported based on performance to date.

(12)	See footnotes to table under “Grants of Plan-Based Awards for 2015” for a description of the vesting schedule for these awards.

(13)	Restricted stock award granted on December 14, 2011. The remaining award will vest on December 14, 2016, contingent upon the Named Executive Officer's continued employment on the vesting date.

(14)
Restricted stock award granted on December 11, 2012. One-half of the remaining award will vest on each of December 11, 2016 and 2017, contingent upon the Named Executive Officer's continued employment on the vesting dates.

(15)
Stock option award granted August 15, 2012. One-half of the remaining unexercisable stock options will vest on each of August 15, 2016 and 2017, contingent upon the Named Executive Officer's continued employment on the vesting dates.

(16)
Stock option award granted December 10, 2013. The remaining unexercisable stock options will vest on December 10, 2016, contingent upon the Named Executive Officer's continued employment on the vesting dates.

(17)
Restricted stock award granted on December 10, 2013. The award vests one-third each year, based on achieving a 9% year over year growth rate for the Money Transfer division in EBITDA, on a constant dollar basis, for the years 2014 through 2016, contingent upon the Named Executive Officer's continued employment on the vesting dates. The shares earned based on 2015 performance vested on February 29, 2016.

(18)	Restricted stock award granted December 10, 2013. The remaining award will vest on December 10, 2016, contingent upon the Named Executive Officer's continued employment on the vesting dates.
Option Exercises and Stock Vested for 2015
The following table sets forth certain information concerning options exercised and stock vested for the Named Executive Officers during the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Brown	—	$—	91,312	$5,284,225
Rick L. Weller	—	—	41,069	2,376,663
Nikos Fountas	—	—	8,678	524,235
Kevin J. Caponecchi	70,000	4,691,021	28,348	1,640,499
Juan C. Bianchi	60,097	2,779,861	12,791	760,604
_________
 (1) Market value of underlying securities on the date of exercise, minus the exercise price.
Employment Agreements
Messrs. Brown, Weller, Caponecchi and Bianchi
Messrs. Brown, Weller, Caponecchi and Bianchi have employment agreements that have substantially the same terms, except with respect to the levels of compensation, and as otherwise discussed below or under “Compensation Tables” above. The agreements with Messrs. Brown and Weller were entered into in October 2003 and were amended and restated in April 2008, principally to bring them into conformity with the provisions of the Jobs Creation Act of 2004. The agreements with Messrs. Caponecchi and Bianchi were entered into during 2007 in connection with their hiring. Mr. Bianchi's agreement was also amended in April 2008.
The employment agreements have indefinite terms and provide that they may be terminated by the executives at any time upon 60 days’ notice for Messrs. Brown, Weller, and Caponecchi and 30 days' notice for Mr. Bianchi. The agreements may be terminated by Euronet with or without “cause” provided that, in the case of termination due to “cause,” Euronet provides the executive with 14 days’ notice. The agreements define “cause” to mean: (i) conviction of the executive of, or the entry of a plea of guilty or nolo contendere by the executive to, any felony or any misdemeanor involving moral turpitude; (ii) fraud, misappropriation or embezzlement by the executive; (iii) willful failure or gross misconduct in the performance of the executive’s assigned duties; (iv) willful failure by the executive to follow reasonable instructions of any officer to whom the executive reports or the Board of Directors; and (v) the executive’s gross negligence in the performance of his assigned duties. In each case, the employment agreements provide that, in a three-year period following a “change in control,” termination for “cause” is limited to only mean an act of dishonesty by an executive constituting a felony that was intended to or resulted in gain or personal enrichment of the executive at Euronet’s expense. Euronet’s termination of an executive’s employment for cause does not result in separation payments, separation benefits or accelerated or extended vesting of unvested stock option or restricted stock awards.
If Euronet terminates an executive absent cause and prior to a “change in control” as discussed below, the employment agreements provide that Messrs. Brown, Weller, Caponecchi and Bianchi will be entitled to certain severance benefits for a period of 24 months, including the payment of the executive’s then current base salary, the continuation of the vesting and rights to exercise any then outstanding equity-based awards and the continuation of health and life insurance benefits.
In general, voluntary termination by Messrs. Brown, Weller, Caponecchi and Bianchi does not result in separation payments, separation benefits or accelerated or extended vesting of unvested stock options or restricted stock, except under certain circumstances constituting constructive termination. These circumstances include certain changes in conditions of the executives’ employment, such as a significant diminution in responsibilities or salary or a forced relocation. In such circumstances, these executives are entitled to the same severance benefits as if they were terminated by Euronet absent cause, prior to a “change of control.” In addition, voluntary termination by Mr. Bianchi prior to a "change in control" generally entitles Mr. Bianchi to the same severance benefits as a termination absent cause.
The following table summarizes the severance benefits due Messrs. Brown, Weller and Caponecchi upon their termination by Euronet without cause, or their voluntary termination due to their constructive termination, and, in the case of Mr. Bianchi, the severance benefits due upon his termination without cause by Euronet or upon his voluntary termination for any reason as of December 31, 2015:

Name	Base Salary	Unvested Equity Comp(1)		Benefits	Total
Michael J. Brown	$1,500,000	$9,626,570		$27,013	$11,153,583
Rick L. Weller	850,000	4,519,076		28,513	5,397,589
Kevin J. Caponecchi	730,000	4,509,385		29,411	5,268,796
Juan C. Bianchi	800,000	2,702,066	(2)	60,738	3,562,804
__________

(1)
Represents value of unvested awards at December 31, 2015 that would become vested upon a termination without cause or constructive termination. For the purpose of this table, we have assumed the following for restricted stock awards that vest based on various performance measurements: (a) an annual increase in cash EPS of 7% each year, which represents a reasonable estimate of average annual long-term equity returns, (b) that adjusted operating income will exceed $60 million each year, and (c) that Euronet’s Common Stock price remains at the December 31, 2015 price through the 24-month vesting period.

(2)
For the purpose of this table, we have assumed that the growth in EBITDA for the Money Transfer division will be sufficient for the vesting of performance-based restricted stock during the 24-month period following termination, in accordance with the agreement.

In the event of a “change of control,” all equity incentive awards outstanding held by Messrs. Brown, Weller, Caponecchi and Bianchi will become immediately vested and the term of the employment agreements become fixed at three years from the date of the change of control and they may be terminated without cause only upon payment to the executive of a lump sum within five days of the termination equal to the full amount of base salary that would have been payable during the remaining term of the agreement (or for two years, if the remaining term is less than two years), discounted at a rate of 7.5% per annum. These provisions also apply if the executive resigns for “good reason” following a “change of control.” “Good reason” includes certain changes in conditions of employment, as a result of which the executive can be considered to have been constructively terminated, including a significant diminution in responsibilities or salary or a forced relocation. In general, the employment agreements provide that “change of control” includes: (i) completion of any merger, consolidation or sale of substantially all of our assets and such merger results in our Stockholders immediately prior to the merger holding less than 50% of the surviving entity; (ii) replacement of over 25% of our Directors without the approval of at least 75% of the Directors in office as of the effective date of the employment agreement or of Directors so approved; or (iii) the acquisition by any person or group of persons of 40% or more of the voting rights of our outstanding voting securities.
Assuming a "change in control" occurred on December 31, 2015, the remaining term of the agreement was three years and assuming the amounts due under the change of control provisions outlined above would be paid in a lump sum, the following table summarizes amounts that would have accrued to these Named Executive Officers:

Name	Base Salary	Unvested Equity Comp(1)	Benefits	Total
Michael J. Brown	$2,009,245	$13,734,328	$40,519	$15,784,092
Rick L. Weller	1,138,572	6,209,053	42,769	7,390,394
Kevin J. Caponecchi	977,832	6,087,877	44,116	7,109,825
Juan C. Bianchi	1,071,597	3,630,560	91,107	4,793,264
 __________

(1)	Represents the value of all unvested equity awards at December 31, 2015.

The Compensation Committee has considered the above “change of control” provisions in the Named Executive Officers' employment agreements, and determined that the provisions offered to executives by Euronet are reasonable and appropriate.
Additionally, the employment agreements entitle the executives to certain rights to income and excise tax gross-up amounts in the event Section 4999 of the Code, or any similar tax law, applies to the change in control payments. If an executive is entitled to such tax gross-up payments, the gross-up payments will be made either to the executive or directly to the Internal Revenue Service. The gross-up amounts are subject to additional conditions and limitations and exclude excise taxes or other penalties under Section 409A of the Code. Assuming calendar year 2015 federal and state income rates, a termination without cause or good reason in connection with a change in control, and in the case of Mr. Bianchi, termination without cause or voluntary termination for any reason, the tax gross-up payment each executive officer would have been entitled to receive as of December 31, 2015 was $3,929,087 for Mr. Brown, $905,832 for Mr. Weller, $1,205,436 for Mr. Caponecchi and $319,655 for Mr. Bianchi.
The Compensation Committee has considered these tax gross-up clauses and has determined that it would not require elimination of such clauses where they appear in existing executive employment agreements. However, in February 2011, the Committee adopted a policy that from that date forward, it would not renew any existing agreements with tax gross-up clauses nor would it grant tax gross-up clauses in new executive employment agreements entered into by the Company.
In the event of the death of an executive officer, with the exception of Mr. Caponecchi who is discussed below, the provisions of our equity award agreements generally provide that all unvested equity awards outstanding shall vest immediately. As of December 31, 2015, the value of unvested equity awards outstanding that would vest in the event of death was $13,734,328 for Mr. Brown, $6,209,053 for Mr. Weller and $3,630,560 for Mr. Bianchi.
In the event of disability of an executive officer, with the exception of Mr. Caponecchi who is discussed below, the employment agreements with Messrs. Brown, Weller and Bianchi provide for the payment of a lump-sum disability benefit equal to 12 months of the current base salary, which as of December 31, 2015 represented $750,000 for Mr. Brown, $425,000 for Mr. Weller and $400,000 for Mr. Bianchi. In addition, the provisions of our equity award agreements generally provide that all equity awards outstanding shall vest immediately. As of December 31, 2015, the value of unvested equity awards outstanding that would vest in the event of disability was $13,734,328 for Mr. Brown, $6,209,053 for Mr. Weller and $3,630,560 for Mr. Bianchi. The employment agreements with Messrs. Brown, Weller and Bianchi also provide that the executives’ right to exercise any such awards will continue for a period of 12 months after termination due to disability.
In the event of death or disability of Mr. Caponecchi, his employment agreement provides for a payment of a lump sum benefit equal to 24 months of the current base salary, which as of December 31, 2015 represented a total of $730,000. Mr. Caponecchi’s employment agreement also stipulates that all unvested equity incentive awards shall vest immediately, which represents $6,087,877 as of December 31, 2015. The stock options will remain exercisable pursuant to their terms after the death or disability of Mr. Caponecchi.
Messrs. Brown, Weller, Caponecchi and Bianchi must not disclose confidential information during the term of the employment agreements and following termination. Each of the agreements includes a restriction on the ability of the executive to compete with Euronet or solicit our employees during the severance period following termination. Any severance payments are conditioned on the executive officer complying with these restrictions.

Mr. Fountas
Mr. Fountas’ employment agreement was entered into in October 2005 and was amended in February 2011 in connection with his promotion to Managing Director of the Europe EFT division. His employment agreement is generally governed by Greek law. Accordingly, the Company would make no payment upon his voluntary termination, termination absent cause, death or disability. Rather, Mr. Fountas is covered by Greek health and social security benefits. In the event Mr. Fountas resigns for good reason or is terminated without cause within one year of a “change in control,” all equity incentive awards outstanding held by him will become vested on the date of such termination, which were valued at $3,369,019 as of December 31, 2015. Mr. Fountas must not disclose confidential information during the term of his employment agreement and following termination. His agreement includes a restriction on his ability to compete with Euronet during the severance period following termination.

DIRECTOR COMPENSATION

Non-management Directors currently receive $190,000 annually for serving on the Board. The Board fee consists of annual cash compensation in the amount of $95,000 paid quarterly and common stock valued at $95,000 that is granted on the date of our annual meeting of Stockholders and vests immediately. Non-management Directors receive additional annual compensation for serving in certain Board leadership roles as follows: (i) the Lead Independent Director receives cash compensation of $25,000,(ii) the Chairperson of the Audit Committee receives cash compensation of $20,000, (iii) the Chairman of the Compensation Committee receives cash compensation of $12,500, and (iv) the Chairman of the Nominating and Corporate Governance Committee receives cash compensation of $12,500. Non-management Directors are reimbursed for reasonable expenses incurred in connection with Board-related activities.
The current levels of compensation were set in December 2014 effective as of last year's annual meeting of the stockholders on May 21, 2015. Previously, each non-management Director received $75,000 in value of equity awards and $75,000 in cash. The Lead Independent Director received additional compensation of $10,000, the Chairperson of the Audit Committee received additional compensation of $15,000, the Chairman of the Compensation Committee received additional compensation of $10,000 and the Chairman of the Nominating and Corporate Governance Committee received additional compensation of $7,500. The 2015 Board fees reported in the table below reflect these mid-year changes.
We believe that the compensation paid to non-management Directors in 2015 was appropriate and was properly weighted between cash and equity.
Paul Althasen resigned from his position as Executive Vice President on April 2, 2012. From that date forward, Mr. Althasen has been compensated for his Director duties consistent with the cash and equity compensation payable to non-management Directors. Mr. Althasen has been considered an independent director under Nasdaq's rules since April 2, 2015.
During 2015, in addition to reimbursement of out-of-pocket expenses, each non-management Director was compensated as summarized in the table below:
Director Compensation for 2015

Name	Fees Earned or Paid in Cash	Stock Awards(6)	Total
M. Jeannine Strandjord(1)	$105,192	$95,000	$200,192
Thomas A. McDonnell(2)	106,269	95,000	201,269
Andrew B. Schmitt(3)	98,673	95,000	193,673
Dr. Andrzej Olechowski	87,154	95,000	182,154
Eriberto R. Scocimara(4)	97,692	95,000	192,692
Paul S. Althasen	87,154	95,000	182,154
Mark R. Callegari	87,154	95,000	182,154
Lu M. Cordova(5)	29,423	—	29,423
__________

(1)	Includes $18,038 in cash compensation annually for her role as Chairperson of the Audit Committee.

(2)	Includes $19,115 in cash compensation for his role as Lead Independent Director.

(3)	Includes $11,519 in cash compensation annually for his role as Chairman of the Compensation Committee.

(4)	Includes $10,538 in cash compensation for his role as Chairman of the Nominating and Corporate Governance Committee.

(5)	Ms. Cordova received $29,423 for services through the expiration of her term on May 21, 2015.

(6)
The stock awards granted to Directors as compensation vest immediately on the grant date. For 2015, the value per share at the grant date was $61.21 per share, for a total grant date fair value of $95,000 for each non-management Director except Lu Cordova whose term expired on May 21, 2015. The aggregate grant date fair value is computed in accordance with FASB Accounting Standards Codification Topic 718.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the persons who served on the Company’s Compensation Committee during the last completed fiscal year (Lu M. Cordova, Thomas A. McDonnell, M. Jeannine Strandjord, Andrzej Olechowski, Andrew B. Schmitt, Eriberto R. Scocimara and Mark R. Callegari) (i) was formerly an officer of the Company; (ii) during the last fiscal year, was an officer or employee of the Company; or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K.
None of the Company’s executive officers, during the last completed fiscal year, served as a (i) member of the compensation committee (or equivalent) of another entity, one of whose executive officers served on the Company’s Compensation Committee; (ii) director of another entity, one of whose executive officers served on the Company’s Compensation Committee; or (iii) member of the compensation committee (or equivalent) of another entity, one of whose executive officers served as the Company’s Director.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
On January 1, 2014, we entered into a Non-Continuous Aircraft Dry Lease (the "Birardi Dry Lease") with Birardi Investments, LLC ("Birardi"), a company that is fifty-percent (50%) owned by our Chief Executive Officer, President and Chairman of the Board of Directors, Mr. Brown. The Birardi Dry Lease replaced a previous lease with Birardi which makes a Sabreliner aircraft available to Euronet for transportation of executives for up to 110 hours per year, with no minimum usage requirements, in consideration of payment of a fee of $3,611.00 per hour. In addition, we entered into a separate Non-Continuous Aircraft Dry Lease with M+M X, LLC, a company that is jointly owned by Mr. Brown (the "M+M Lease") under substantially similar terms as the Birardi Dry Lease with an identical fee of $3,611.00 per hour. The M+M Lease makes a Cessna Model 750 aircraft available to Euronet for transportation of executives. The Audit Committee of the Board examined the Birardi Dry Lease and the M+M Lease and determined that those terms were fair to Euronet. The total amount paid to M+M X, LLC under the lease agreement during the year 2015 was $268,951. There were no fees paid to Birardi under the lease agreement during 2015.
In June 2014, we entered into an ATM operating agreement (“ATM Agreement”) with Rontec Ltd., a U.K. company in which Mr. Gerald Ronson, CBE, holds a majority of the shares. Mr. Ronson is the father-in-law of Paul Althasen, one of the Company's Directors. This is a commercial agreement under which we lease ATM sites from Rontec Ltd. at rates which we consider to be competitive commercial rates. We paid $0.1 million under this agreement in 2015. The Audit Committee of the Board considered the terms of the ATM Agreement and determined that the terms of the arrangement were fair to Euronet.
Our Code of Conduct provides that no related party transaction that would require disclosure under the U.S. securities laws may be consummated or continued unless the transaction is approved or ratified by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Birardi Dry Lease, the M+M Lease and the ATM Agreement, were each ratified by the Audit Committee in accordance with this policy.
All of our Directors, with the exception of Mr. Brown, are independent under the listing standards of The Nasdaq Stock Market LLC. Mr. Althasen became independent under these rules effective April 2, 2015.

AUDIT MATTERS
Report of the Audit Committee
The Audit Committee reviewed and discussed Euronet’s audited consolidated financial statements for fiscal year 2015 with management. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, "Communications With Audit Committees."
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that Euronet’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.
Audit Committee
M. Jeannine Strandjord, Chair
Thomas A. McDonnell
Andrew B. Schmitt
Eriberto R. Scocimara
Mark R. Callegari
The Audit Committee Report is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.
Fees of the Company’s Independent Auditors
KPMG LLP served as Euronet’s independent registered public accounting firm as of and for the year ended December 31, 2015. As such, KPMG LLP performed professional services in connection with the audit of the consolidated financial statements of Euronet and the review of reports filed with the SEC, and performed an audit of the effectiveness of our internal control over financial reporting as of December 31, 2015.
Audit Fees
Audit fees for financial statement audits were $2,152,900 during 2015 and $1,946,600 during 2014. Audit fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States) and Generally Accepted Auditing Standards, including the recurring audit of Euronet’s consolidated financial statements and fees related to the audit of the effectiveness of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with integrated audits and statutory filings, comfort letters, consents and assistance with and review of documents filed with the SEC.
Audit-Related Fees
Audit-related fees were $162,800 during 2015 and $117,900 during 2014. This category includes fees related to reporting on controls at a service organization, assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of new SEC guidance, audit services not required by statute or regulation and other attest services.
Tax Fees
Tax fees were $78,600 during 2015 and $41,100 during 2014. This category includes fees associated with tax compliance and other services related to tax disclosure and filing requirements.
All Other Fees
No other fees were paid to KPMG LLP during both 2015 and 2014.
The Audit Committee has concluded that the provision by KPMG LLP of the services described under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above is compatible with maintaining the independence of KPMG LLP.

Audit Committee Pre-Approval Policy
The Audit Committee has adopted policies that prohibit us from engaging our independent registered public accounting firm to perform any service that the independent registered public accounting firm is prohibited by the securities laws from providing. Such procedures require the Audit Committee to pre-approve or reject any audit or non-audit services. The Chairperson, with the assistance of Euronet’s Chief Financial Officer, presents and describes at regularly scheduled Audit Committee meetings all services that are subject to pre-approval. The authority to pre-approve permitted services may be delegated to one or more members of the Audit Committee and pre-approval may be granted between meetings, as long as any such pre-approval of services is presented to the full Audit Committee at its next scheduled meeting. The Audit Committee regularly examines whether the fees for auditor services exceed estimates.
The Audit Committee pre-approved all services that KPMG LLP rendered to Euronet for 2015.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors and any person or entity who owns more than ten percent of a registered class of our Common Stock or other equity securities to file with the SEC certain reports of ownership and changes in ownership of our securities. We prepare Section 16(a) forms on behalf of our executive officers and Directors based on the information provided by them. Based solely on a review of copies of reports available to us and representations made to us that no other reports were required, our Directors, executive officers and beneficial owners of greater than 10% of our Common Stock complied with all applicable Section 16(a) filing requirements during the year 2015.

OTHER MATTERS
Other Business
The Board knows of no other business which may come before the Annual Meeting. If, however, any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.
Householding
If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Annual Report and Proxy Statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank or other nominee will have sent one copy of the Notice and, if applicable, our Annual Report to Stockholders and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank or other nominee. If you did not receive an individual copy of the Notice and, if applicable, our Annual Report to Stockholders and/or Proxy Statement, we will send copies to you if you contact us by writing to the Secretary of Euronet, 3500 College Boulevard, Leawood, Kansas 66211 or by calling (913) 327-4200. If you and other residents at your address have been receiving multiple copies of the Notice and, if applicable, our Annual Report to Stockholders and Proxy Statement and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.
Proposals for Inclusion in Euronet’s Proxy Statement
You may submit proposals for consideration at future Stockholder meetings. For a Stockholder proposal to be considered for inclusion in Euronet’s Proxy Statement for the annual Stockholder meeting next year, the Secretary must receive the written proposal at our principal executive offices no later than December 9, 2016. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of Stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Secretary
Euronet Worldwide, Inc.
3500 College Blvd.
Leawood, Kansas 66211

If Euronet intends to exclude such a Stockholder proposal from its Proxy Statement, it must file its reasons with the SEC no later than 80 calendar days before the filing date of its definitive Proxy Statement and simultaneously provide the Stockholder with a copy of Euronet’s submission.
Proposals Not Intended for Inclusion in Euronet’s Proxy Statement
For a Stockholder proposal that is not intended to be included in Euronet’s Proxy Statement for the annual meeting next year under Rule 14a-8, the Stockholder must provide the information required by our Bylaws and give timely notice to the Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Secretary:

•	not earlier than the close of business on January 18, 2017; and

•	not later than the close of business on February 17, 2017.
If the date of the Stockholder meeting is moved more than 30 days before or 60 days after the anniversary of Euronet’s Annual Meeting for 2016, then notice of a Stockholder proposal that is not intended to be included in Euronet’s Proxy Statement under Rule 14a-8 must be received not earlier than the close of business 120 days prior to the meeting and not later than the close of business 90 days prior to the meeting, or if later, the tenth day following the day on which the notice of the annual meeting was first publicly disclosed.
Recommendations or Nominations of Individuals to Serve as Directors
You may propose Director candidates for consideration by the Board’s Nominating & Corporate Governance Committee. Any such written recommendations should include: (a) the name of the proposing shareholder and proof of ownership of the Company’s common stock; (b) consents signed by the potential Director candidate and the proposing shareholder authorizing the Company to conduct a background check on the potential Director candidate and to disclose the information provided in the recommendation in its proxy materials or otherwise; (c) supporting information regarding the potential Director candidate; and (d) such other information required by our Bylaws.
You may send a proposed Director candidate’s name and other required information to the Board at anytime. Generally, such proposed candidates are considered at the Board meeting prior to the next annual meeting subject to the advance notice provisions in our Bylaws.
Deadline to Propose or Nominate Individuals to Serve as Directors
Our Bylaws permit Stockholders to nominate Directors for election at an annual Stockholder meeting. To nominate a Director, the Stockholder must deliver the information required by our Bylaws.
To nominate an individual for election at the 2017 Annual Meeting, the Stockholder must give timely notice to the Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Secretary between the close of business on January 18, 2017 and the close of business on February 17, 2017, unless the date of the Stockholder meeting is moved more than 30 days before or 60 days after the anniversary of our Annual Meeting for 2016, then the nomination must be received not earlier than the close of business 120 days prior to the meeting and not later than the close of business 90 days prior to the meeting or, if later, the tenth day following the day on which the 2017 Annual Meeting was first publicly disclosed.
Availability of Euronet’s Bylaws
You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making Stockholder proposals and nominating director candidates. A copy of our Amended and Restated Bylaws is filed as Exhibit 3.1 to our Current Report on Form 8-K filed on April 19, 2013.

By Order of the Board,

Jeffrey B. Newman
Executive Vice President, General Counsel and Secretary
April 8, 2016

APPENDIX A
Reconciliation of Non-GAAP Measures
Adjusted operating income, adjusted cash EPS, adjusted operating income to constant currency, and adjusted cash EPS to constant currency are non-GAAP financial measures that exclude certain items noted below. However, we believe investors should consider these measures as they are indicative of our ongoing performance and reflect how management evaluates our operational results and trends.

Reconciliation of Net Income to Operating Income and Adjusted Operating Income
(in millions)

	Year ended
	12/31/2015	12/31/2014	Growth
Net income	$98.4	$101.5
Add: Income tax expense	42.5	40.0
Add: Total other expense, net	64.0	17.2
Operating income	$204.9	$158.7
Add: Intangible amortization	23.8	24.5
Add: Share-based compensation	12.8	12.9
Adjusted operating income	$241.5	$196.1	23%
Impact of foreign currency			17%
Constant currency adjusted operating income growth			40%

Reconciliation of Adjusted Cash Earnings per Share (EPS)
(in millions, except share and per share data)

	Year ended
	12/31/2015	12/31/2014	Growth
Net income attributable to Euronet Worldwide, Inc.	$98.8	$101.6
Foreign currency exchange loss	41.5	5.7
Intangible asset amortization	23.9	24.4
Share-based compensation	12.8	12.9
Income tax effect of above adjustments	(6.0)	(6.7)
Non-cash interest accretion	9.9	1.6
Non-cash GAAP tax (benefit) expense	(0.4)	1.0
Adjusted cash earnings	$180.5	$140.5
Adjusted cash earnings per share - diluted	$3.32	$2.59	28%
Impact of foreign currency			22%
Constant currency adjusted cash EPS Growth			50%

Diluted weighted average shares outstanding (GAAP)	54,076,676	53,901,040
Effect of unrecognized share-based compensation on diluted shares outstanding	321,702	337,703
Adjusted diluted weighted average shares outstanding	54,398,378	54,238,743

A - 1

APPENDIX B - EURONET EXECUTIVE ANNUAL INCENTIVE PLAN

(As amended and restated March 30, 2016)

1.	OBJECTIVE
The Euronet Worldwide, Inc. Executive Annual Incentive Plan (the "Incentive Plan") is designed to reward value creation by providing competitive incentives for the achievement of annual financial performance goals. By providing market-competitive target awards, the Plan supports the attraction and retention of senior executive talent critical to achieving the strategic business objectives of Euronet Worldwide, Inc (the "Corporation"). The Incentive Plan is also intended to secure the full deductibility of bonus compensation payable to the Corporation's Chief Executive Officer and the four highest compensated executive officers (collectively the "Covered Employees") whose compensation is required to be reported in the Corporation's proxy statement and all compensation payable hereunder to such persons is intended to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

2.	ELIGIBILITY AND PARTICIPATION
Only those executive officers of the Corporation who are selected by the Compensation Committee (the "Committee") of the Corporation's Board of Directors (the "Board") shall be eligible to participate in the Incentive Plan. Prior to or at the time performance objectives are established for an "Incentive Period", as defined below, the Committee will designate in writing which executive officers and key employees among those who may be eligible to participate in the Incentive Plan shall in fact be participants for such Incentive Period.

3.	PLAN YEAR, INCENTIVE PERIODS AND INCENTIVE OBJECTIVES
The fiscal year of the Incentive Plan (the "Plan Year") shall be the fiscal year beginning on January 1 and ending on December 31. The performance period (the "Incentive Period") with respect to which target awards and bonuses may be payable under the Incentive Plan shall generally be the Plan Year, provided that the Committee shall have the authority to designate different Incentive Periods under the Incentive Plan.
Within the first ninety (90) days of each Incentive Period the Committee shall establish in writing, with respect to such Incentive Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals and an objective formula or method for computing the amount of bonus compensation payable to each participant under the Incentive Plan if the performance goals are attained. Notwithstanding the foregoing sentence, for any Incentive Period, such goals, objectives and compensation formula or methods must be (i) established within that number of days, beginning on the first day of such Incentive Period, which is no more than twenty-five percent (25%) of the total number of days in such Incentive Period and (ii) established such that the outcome of the goal or objective is substantially uncertain at the time the Committee actually establishes the goal or objective.
Incentive goals shall be based upon the attainment of one or more of the following business criteria, and which may be established on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, for the Corporation as a whole or any of its subsidiaries, operating divisions, departments or other operating units and, where applicable, in the aggregate or on a per-share basis:

(i)
Earnings measures, including earnings per share, constant currency cash earnings, earnings before interest, earnings before interest and taxes, earnings before interest, taxes, and depreciation, earnings before interest, taxes, depreciation, and amortization, GAAP earnings, or diluted GAAP earnings;

(ii)	Net income or loss;

(iii)	Cash available for distribution;

(iv)	Cash flow provided by operations,

(v)	Free cash flow;

(vi)	Reductions in expense levels or expense management;

(vii)	Operating and maintenance cost management and employee productivity;

(viii)	Stockholder returns (including return on assets, investments, equity, or gross sales);

(ix)	Return measures (including return on assets, equity, or sales);

(x)
Share price (including attainment of a specified per-share price during the Incentive Period; growth measures and total stockholder return or attainment by the shares of a specified price for a specified period of time);

(xi)
Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

(xii)	Achievement of business or operational goals such as market share and/or business development;

(xiii)	Market share;

(xiv)	Gross margin;

(xv)	Operating profit;

(xvi)	Operating income; and/or

(xvii)	Growth or rate of growth of any of the above business criteria;
provided that applicable incentive goals may be applied on a pre- or post-tax basis; and provided further that the Committee may, when the applicable incentive goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives or be adjusted to take into account one or more of the following:

1.	gains or losses from discontinued operations,

2.	extraordinary gains or losses,

3.	gains or losses on the sale of assets,

4.	gains or losses from the cancellation of debt,

5.	gains or losses on earn-out true-ups,

6.	non-cash gains or losses,

7.	non-cash interest expense,

8.	non-cash income tax expense,

9.	impacts of restructurings or reorganizations,

10.	goodwill impairment charges or other impairment charges,

11.	the cumulative effect of accounting changes,

12.	shares potentially issuable in settlement of convertible bonds or other obligations,

13.	impacts of acquisitions or divestitures,

14.	regulatory imposed expenses, including taxes, not assignable to customers,

15.	separation, and/or integration charges and costs,

16.	foreign exchange impacts,

17.	impacts of settlements, including sales and use tax settlements;

18.	gains or losses on nonmonetary transactions,

19.	regulatory, card organization or mobile operator imposed rate reductions not assignable to customers and/or retailers,

20.	stock-based compensation expense,

21.	debt extinguishment and related costs,

22.	acquired intangible asset amortization,

23.	non-operating, non-recurring items, including non-recurring tax assessments, and/or

24.
any other unusual, non-operating, non-recurring or infrequently occurring gain, loss, expense or revenue not specified above or any gain, loss, revenue or expense not specified above that the Committee, in its discretion, desires to include or exclude.

In addition to the foregoing incentive goals, the incentive goals shall also include any incentive goals which are set forth in a Corporation bonus or incentive plan, if any, which has been approved by the Corporation's shareholders, which are incorporated herein by reference. Such incentive goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m). As established by the Committee, the incentive goals may include GAAP and non-GAAP financial measures.
Target award levels are approved by the Committee and may be a percentage of the executive's base salary based on organizational responsibilities and market-compilation bonus levels based on industry data. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m) of the Code, performance goals may be based upon a participant's attainment of personal objectives with respect to any of the foregoing performance goals: negotiating transactions and sales, business unit/department performance, profit margins, reduction of certain accounts receivable or achievement of subsidiary or departmental budgets or developing long-term business goals. Measurements of the Corporation's or a participant's performance against the performance goals established by the Committee shall be objectively determinable and, unless otherwise established by the Committee when the incentive goals are established, to the extent they are expressed in standard accounting terms, they shall be determined according to generally accepted accounting principles ("GAAP") as in existence on the date on which the performance goals are established and without regard to any changes in such principles after such date. Individual incentive awards reflect a mix of the Corporation's and business unit/department performance along with individual discretionary factors; the current actual mix for each executive will be determined based upon his/her role and contribution to the organization.
Due to the possibility that the specific targets related to a specific performance goal or objective may be confidential commercial or business information, and the release of which to the public may have an adverse affect on the Corporation, such information has been intentionally omitted from the Plan as confidential information.

4.	DETERMINATION OF BONUS AWARDS
As soon as practicable after the end of each Incentive Period, the Committee shall certify in writing to what extent the Corporation and the participants have achieved the performance goals or goals for such Incentive Period, including the specific target objective or objectives and the satisfaction of any other material terms of the bonus award and the Committee shall calculate the amount of each participant's bonus for such Incentive Period based upon the performance goals, objectives and computation formulae or methods for such Incentive Period. The Committee shall have no discretion to increase the amount of any participant's bonus as so determined, but may reduce the amount of or totally eliminate such bonus, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the participant's performance or unanticipated factors.
No participant's bonus for any Plan Year shall exceed the lesser of 600% of the participant's base annual salary as in effect as of the last day of such Plan Year or $9,000,000.

5.	PAYMENT OF AWARDS
Approved bonus awards shall be payable by the Corporation to each participant, or to his estate in the event of his death, as soon as practicable after the end of each Incentive Period and after the Committee has certified in writing that the relevant performance goals were achieved. Bonus awards may be payable in cash or in an equivalent number of shares of the Corporation's common stock issued pursuant to and under one or more of the Corporation's stockholder-approved stock incentive plans.

A bonus award that would otherwise be payable to a participant who is not employed by the Corporation or one of its subsidiaries on the last day of a Incentive Period shall be prorated, or not paid, in accordance with rules and regulations adopted by the Committee for the administration of the Incentive Plan.

6.	OTHER TERMS AND CONDITIONS
Unless otherwise permitted under Section 162(m) of the Code, no bonus awards shall be paid under the Incentive Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Code) of the Incentive Plan, including the business criteria described above in Section 3 of the Incentive Plan, are disclosed to the Corporation's stockholders and are approved by the stockholders by a majority of votes cast in person or by proxy (including abstentions to the extent abstentions are counted as voting under applicable state law). The Incentive Plan will submitted to the stockholders for reapproval if the business criteria stated above in Section 3 are materially changed and, in any event, will be submitted to be reapproved by stockholders after five years since the last time stockholder approval was received.
No person shall have any legal claim to be granted an award under the Incentive Plan and the Committee shall have no obligation to treat participants uniformly. Except as may be otherwise required by law, bonus awards under the Incentive Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Incentive Plan shall be payable from the general assets of the Corporation and no participant shall have any claim with respect to any specific assets of the Corporation.
Neither the Incentive Plan nor any action taken under the Incentive Plan shall be construed as giving any employee the right to be retained in the employ of the Corporation or any subsidiary or to maintain any participant's compensation at any level.
The Corporation or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the executive of the Corporation or any of its subsidiaries.

7.	ADMINISTRATION
All members of the Committee shall be persons who qualify as "outside directors" as defined under Section 162(m) of the Code. Until changed by the Board, the Committee of the Board shall constitute the Committee hereunder.
The Committee shall have full power and authority to administer and interpret the provisions of the Incentive Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Incentive Plan and for the conduct of its business as the Committee deems necessary or advisable.
Except with respect to matters which under Section 162(m)(4)(C) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Corporation the authority to administer and interpret the procedural aspects of the Incentive Plan, subject to the Incentive Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.
The Committee may rely on opinions, reports or statements of officers or employees of the Corporation or any subsidiary thereof and of company counsel (inside or retained counsel), public accountants and other professional or expert persons.
The Board reserves the right to amend or terminate the Incentive Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Incentive Plan to the requirements of Section 162(m) of the Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Incentive Plan, the performance criteria specified in Section 3 or the maximum bonus payable to any participant without stockholder approval unless stockholder approval is not required in order for bonuses paid to Covered Employees to constitute qualified performance-based compensation under Section 162(m) of the Code.
No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Incentive Plan, and the Corporation shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any fact or omission in connection with the administration or interpretation of the Incentive Plan, unless arising out of such person's own fraud or bad faith.
The place of administration of the Incentive Plan shall be in the State of Kansas and the validity, construction, interpretation, administration and effect of the Incentive Plan and the rules, regulations and rights relating to the Incentive Plan, shall be determined solely in accordance with the laws of the State of Delaware.

8.	CLAWBACK POLICY
Any award or bonus paid under the Incentive Plan may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) or any other compensation clawback policy that is adopted by the Committee and that will require the Corporation to be able to claw back compensation paid to its executives under certain circumstances. Any participant receiving an award or bonus under the Incentive Plan acknowledges that the bonus or award may be clawed back by the Corporation in accordance with any policies and procedures adopted by the Committee in order to comply with Dodd Frank.

EURONET WORLDWIDE, INC.
3500 COLLEGE BLVD.
LEAWOOD, KS 66211

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Michael J. Brown   02 Andrew B. Schmitt   03 M. Jeannine Strandjord

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: Consideration of such other business as may properly come before the meeting or any adjournment of the meeting. Directions to attend the Annual Meeting where you may vote in person can be found on our website: www.euronetworldwide.com

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX]   Date

JOB #

Signature (Joint Owners)   Date

SHARES
CUSIP #
SEQUENCE #

02 0000000000

0000282961_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com

EURONET WORLDWIDE, INC.
Annual Meeting of Stockholders
May 18, 2016 1:00 PM CDT
This proxy is solicited by the Board of Directors

The undersigned holder of shares of Common Stock of the Company hereby appoints Michael J. Brown, Chairman of the Board and Chief Executive Officer, or failing him, Jeffrey B. Newman, Executive Vice President and General Counsel, each with full power of substitution, as proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned at the Annual Meeting of Stockholders, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EURONET WORLDWIDE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, CDT on May 18, 2016, at Euronet's Corporate Headquarters at 3500 College Blvd. Leawood, KS 66211, and at any postponement(s) or adjournment(s) thereof, and hereby revokes any proxy previously given by the undersigned. If the proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed to the Company.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If any other matters come before the Annual Meeting of Stockholders and any postponement(s) or adjournment(s) thereof, the persons named as proxies will vote in their discretion.

Continued and to be signed on reverse side

0000275045_2 R1.0.1.25